UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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UGI Corporation

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Notice of Annual Meeting and Proxy Statement Annual Meeting of Shareholders Friday, January 27, 2023

BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

FRANK S. HERMANCE Chair

December 14, 2022

Dear Fellow Shareholder,

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Friday, January 27, 2023. In an effort to enable shareholder participation from any location around the world, and to provide cost savings to both UGI and our shareholders, we will again be hosting an entirely virtual meeting this year.

I would like to take this opportunity to remind you that your vote is important. On December 14, 2022, we mailed our shareholders a notice containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the 2022 fiscal year and how to vote online. Please read the proxy materials and take a moment now to vote online or by telephone as described in the proxy voting instructions. Of course, if you received these proxy materials by mail, you may also vote by completing the proxy card and returning it by mail.

On behalf of the entire Board of Directors, thank you for your investment in and continued support of UGI Corporation. I look forward to addressing your questions and comments on January 27th.

Sincerely,

Frank S. Hermance

Chair of the Board of Directors

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BOX 858 VALLEY FORGE, PA 19482 — 610-337-1000

December 14, 2022

Notice of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of UGI Corporation will be held on Friday, January 27, 2023, at 9:00 a.m. Eastern Standard Time. It will be conducted solely through a virtual meeting format to enable shareholder participation from any location around the world, and to provide cost savings to both us and our shareholders. In-person attendance at the Annual Meeting will not be permitted. UGI Corporation has designed the virtual meeting format to ensure that its shareholders are afforded the same rights and opportunity to participate in the Annual Meeting as they would at an in-person meeting.

To be admitted to the Annual Meeting, please visit www.virtualshareholdermeeting.com/UGI2023. Shareholders or their legal proxies must enter the 16-digit control number found on their proxy card, voting instruction form or other proxy materials. You will need a computer, web-enabled phone, tablet, or other device, together with appropriate Internet access and your 16-digit control number, to attend the Annual Meeting. Members of the public without a control number will also be able to access the Annual Meeting in listen-only mode by visiting www.virtualshareholdermeeting.com/UGI2023. Shareholders and other individuals without a 16-digit control number will not be able to otherwise participate in or vote at the Annual Meeting.

Online access to the Annual Meeting will open 15 minutes prior to the start of the Annual Meeting. Once admitted to the Annual Meeting, attendees may (i) listen to and participate in the Annual Meeting, (ii) vote or change a previously submitted vote, and (iii) view a list of shareholders of record as of November 18, 2022, the record date.

Questions on matters to be voted on at the Annual Meeting must be submitted in advance of the Meeting. Questions may be submitted from Friday, January 13, 2023 until 11:59 p.m. Eastern Time on Thursday, January 26, 2023.

Shareholders who wish to submit a question may do so by visiting www.proxyvote.com. You should have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials available when accessing the website. Each shareholder will be limited to no more than one question. Questions relevant to the business of the Annual Meeting will be read aloud and answered during the Annual Meeting, subject to time constraints.

Shareholders will consider and take action on the following items of business:

1.  the election of ten directors to serve until the next Annual Meeting of Shareholders;

2.  an advisory vote on a resolution to approve UGI Corporation’s executive compensation;

3.  an advisory vote on the frequency of future advisory votes on executive compensation;

4. the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2023; and

5.  the transaction of any other business that may properly come before the Meeting.

Monica M. Gaudiosi

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on Friday, January 27, 2023:

This Proxy Statement and the Company’s 2022 Annual Report on Form 10-K are available at www.ugicorp.com.

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Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders
Time and Date:	9:00 a.m. Eastern Standard Time, Friday, January 27, 2023.
Place:	The Annual Meeting will be conducted solely by remote communication through a virtual meeting format.
Please visit www.virtualshareholdermeeting.com/UGI2023 to be admitted to the Annual Meeting. Shareholders or their legal proxies must enter the 16-digit control number found on their proxy card, voting instruction form or other proxy materials.
Record Date:	November 18, 2022
Voting:	Shareholders as of the close of business on the record date are entitled to vote. Each share of common stock is entitled to one vote for each matter to be voted on.
Voting Matters and Board Recommendations
Proposal	Required Approval	Board Recommendation
Election of Ten Directors	Majority of Votes Cast	FOR
Advisory Vote on Executive Compensation	Majority of Votes Cast	FOR
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	Majority of Votes Cast	1 Year
Ratification of Independent Registered Public Accounting Firm for Fiscal 2023	Majority of Votes Cast	FOR

How to Cast Your Vote
Over the Internet	By Telephone	By Mail or in Person
If your shares are registered in your name: Vote your shares over the Internet by either scanning the QR Barcode on your Notice of Availability of Proxy Materials, or by accessing the Broadridge proxy online voting website at: www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your Notice of Availability of Proxy Materials when you access the web page.	If your shares are registered in your name: Vote your shares over the telephone by accessing the telephone voting system toll-free at 1-800-690-6903 and following the voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your Notice of Availability of Proxy Materials when you call.

If you received these Annual Meeting materials by mail: Vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope.

Shareholders may vote at the Meeting. You may vote your shares by accessing the Annual Meeting website at www.virtualshareholdermeeting.com/
UGI2023 and clicking on the Vote Here button.

If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the Internet by following the voting instructions that you receive from such broker, bank or other nominee.	If your shares are held in the name of a broker, bank or other nominee: Vote your shares over the telephone by following the voting instructions you receive from such broker, bank or other nominee.	You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the Judge of Election with your ballot to be able to vote at the Meeting.
Performance Highlights – Fiscal 2022

UGI Corporation (the “Company”) reported diluted earnings per share of $4.97 and adjusted diluted earnings per share of $2.90 for the fiscal year ended September 30, 2022 (“Fiscal 2022”). Adjusted earnings per share exclude (i) the impact of changes in unrealized gains and losses on commodity and certain foreign currency derivative instruments not associated with current period transactions, (ii) business transformation expenses, (iii) impairments of certain equity method investments and assets, (iv) debt extinguishment, (v) the impact of a change in tax law, and (vi) restructuring costs.

The Board of Directors increased the annual dividend rate during Fiscal 2022 by approximately 4.3% (the 35th consecutive year of annual dividend increases). As described in more detail below, we continued to make progress on our environmental, social and governance (“ESG”) initiatives during Fiscal 2022 through our dedicated ESG team and advancement on our commitment to the Company’s Belonging, Inclusion, Diversity and Equity (“BIDE”) initiative.

In addition, we identified and communicated to our investors three key elements that we believe will advance our strategy: (1) providing reliable earnings growth; (2) investing in renewable energy solutions; and (3) rebalancing our portfolio, with an emphasis on natural gas and renewable energy solutions. The following discussion highlights some of our key accomplishments in these areas during Fiscal 2022.

•	Reliable Earnings Growth

We are committed to consistently growing our earnings and plan to continue this growth through increased investments in our regulated utilities businesses, generating significant fee-based income in our Midstream and

Marketing operations, and making strategic acquisitions at our LPG businesses. We strive to be the preferred provider in all markets we serve and remain focused on making continuous improvements and focusing on growth across our business.

At our Utilities segment, we completed the acquisition of Mountaineer Gas Company in Fiscal 2021 and continued integration efforts in Fiscal 2022. In September 2022, our Pennsylvania natural gas utility company (“PA Gas Utility”) received approval from the Pennsylvania Public Utility Commission (“PAPUC”) for a two-phase annual base distribution rate increase of $49.45 million beginning in October 2022. In addition, the PAPUC approved a weather normalization adjustment rider beginning in November of 2022.

At our Midstream & Marketing segment, UGI Energy Services completed the acquisition of Stonehenge in January 2022. The Stonehenge business includes a natural gas gathering system located in Western Pennsylvania, comprised of more than 47 miles of pipeline and associated compression assets. This acquisition is consistent with our growth strategies, including our goal to expand our midstream natural gas gathering assets within the Appalachian basin production region. Our Midstream and Marketing business also continues to provide a stable earnings stream, which is underpinned by fee-based contracts from customers.

In Fiscal 2022, our AmeriGas Propane and UGI International segments successfully concluded transformation initiatives and we remain committed to continuous improvement as we manage through a challenging environment. Our national accounts program at AmeriGas Propane and our cylinder exchange programs at both AmeriGas Propane and UGI International are convenient for customers and position us for future growth.

•	Investment in Renewable Energy

We are pursuing investments in a number of key renewable energy areas, including RNG, bio-LPG and renewable dimethyl ether, among others. Our natural gas businesses are actively exploring RNG opportunities involving both distribution and RNG feedstock infrastructure, and our LPG businesses are developing bio-LPG sources to augment our existing bio-LPG source in Sweden. We believe that we are particularly well-positioned to develop investment opportunities in these rapidly emerging markets due to our competencies in project development, project execution, gas transportation and storage, and energy marketing.

We expect to utilize our existing natural gas and LPG distribution infrastructure to deliver RNG and bio-LPG to the customers we serve. In most cases, these renewable solutions can be delivered to our customers with no additional local infrastructure, incremental investments by our customers, or community disruption related to infrastructure buildout. In Fiscal 2022, we announced a number of projects, which we believe will provide a foundation for growth within the renewable energy space.

UGI Energy Services announced investments in joint ventures to produce RNG in New York, South Dakota and Idaho. The RNG produced annually from these projects will be sold into local or interstate natural gas pipelines and the environmental credits generated by the projects will be marketed by our subsidiary. In February 2022, UGI Pennant announced that it entered into a series of agreements to accept delivery of RNG into its natural gas gathering system. The project is scheduled to become operational in 2023. When fully operational, the UGI Pennant system will take up to 6,500 Mcf (thousand cubic feet) per day of RNG supply. UGI Energy Services will manage construction of an interconnecting pipeline and interconnection with UGI Pennant.

In October 2021, PA Gas Utility received regulatory approval from the PAPUC to purchase RNG as part of a five-year pilot program intended to explore how PA Gas Utility can integrate RNG into its supply portfolio to produce economic and environmental benefits for its customers. In January 2022, PA Gas Utility began accepting RNG into its pipeline distribution system pursuant to an interconnect agreement. When fully operational, the interconnect will be capable of accommodating up to 5.3 billion cubic feet of RNG supply each year. The introduction of RNG supply into PA Gas Utility’s distribution system provides benefits to the environment and to the communities we serve by lowering net carbon emissions. It is anticipated that this project will reduce CO2 emissions by an amount equivalent to removing 67,000 passenger vehicles over the course of a calendar year.

In December 2021, UGI International received approval from the European Commission to launch a joint venture to advance the production and use of renewable dimethyl ether, a low-carbon sustainable liquid gas. We anticipate the development of up to six production plants within the next five years, targeting a total production capacity of 300,000 tons of renewable dimethyl ether per year by 2027.

These projects provide a range of benefits, including reducing our carbon footprint while also addressing increased customer demand for low carbon energy sources, and we expect to continue to expand our renewable energy investments in the upcoming years.

•	Rebalancing Our Portfolio

In the fiscal year ended September 30, 2019, we completed the AmeriGas Merger, whereby AmeriGas Partners became a wholly owned subsidiary of UGI and increased LPG’s contribution to UGI’s overall product mix. We announced our plan to rebalance our portfolio through both organic growth and investment in natural gas and renewable energy solutions.

In Fiscal 2022, we executed on our rebalancing strategy through several transactions and investments, including the Stonehenge Acquisition and the aforementioned investments in renewable energy. In addition to these transactions and investments, UGI Utilities continued to execute on its infrastructure replacement and system betterment program, with record capital expenditures in Fiscal 2022 and additional expenditures expected in the coming years. UGI Utilities remains on schedule to achieve its goal of replacing the cast iron portions of its gas mains by March 2027 and the bare steel portion of its gas mains by September 2041. We believe that the replacement of aging infrastructure results in increased contributions to rate base growth and also reduces emissions while improving operational efficiency.

Environmental Strategy

We believe that corporate sustainability is critical to our overall business success and we are committed to growing the Company in an environmentally responsible way. UGI’s environmental strategy is focused on three main areas: reducing our emissions; reducing our customers’ emissions affordably, reliably, and responsibly; and investing in renewable solutions. To support our strategy, we have made the following environmental commitments discussed below while also committing to continue to grow our earnings per share and dividends.

•	Scope 1 Emissions Reduction Commitment – Reduce Scope 1 GHG emissions by 55% by 2025 (using Fiscal 2020 as a baseline). Our Scope 1 emissions reduction target does not include emissions from the Mountaineer Gas Company acquisition, which closed in September 2021. The emissions from the Pine Run acquisition, announced in February 2021, will be included in the baseline 2020 number. The 2020 base number also takes a five year emissions average from the Hunlock generation facility to account for year-over-year differences in run time.
•	Methane Emissions Reduction Commitment – Reduce methane emissions by 92% by 2030 and 95% by 2040.
•	Pipeline Replacement and Betterment Commitment – Replace all cast iron pipelines by 2027 and all bare steel by 2041. Our pipeline replacement and betterment activities better enable us to achieve our emissions reductions goals.
•	Renewable Investment – Invest between $1 billion and $1.25 billion by 2025. Such renewable investments better enable us to achieve our emissions reductions goals.

We report our progress on the environmental goals and commitments annually in our Sustainability Reports. Our Sustainability Reports may be accessed on our website under “ESG - Resources - Sustainability Reports.” Information published in our Sustainability Reports is not intended to be incorporated into this Proxy Statement.

In formulating our environmental strategy, our management and Board of Directors consider certain risks and uncertainties that may materially impact our financial condition and results of operations.

Advisory Vote to Approve Named Executive Officer Compensation
Proposal	Background	Board Recommendation
We are asking shareholders to approve, on an advisory basis, the Company’s executive compensation, including our executive compensation policies and practices and the compensation of our named executive officers, as described in this Proxy Statement beginning on page 28.

At our 2022 Annual Meeting, nearly 95% of our voting shareholders voted to approve the compensation of our named executive officers.

This result clearly demonstrated strong support for our executive compensation policies and practices and the alignment of executive pay to Company performance.

FOR

Our Board recommends a FOR vote because it believes the Company’s compensation policies and practices are effective in achieving the Company’s goals of paying for performance and aligning the executives’ long-term interests with those of our shareholders.

Objectives and Components of Our Compensation Program
Objectives	Components
The compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value.	In Fiscal 2022, the components of our executive compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards, restricted stock unit awards, and stock option grants), limited perquisites, retirement benefits and other benefits, all as described in greater detail in the Compensation Discussion and Analysis of this Proxy Statement. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our short- and long-term goals.
Pay for Performance

Our executive compensation program allows the Compensation and Management Development Committee and the Board to determine pay based on a comprehensive view of quantitative and qualitative factors designed to enhance shareholder value and align the long-term interests of executives and shareholders.

We believe that the performance-based components of our compensation program, namely our annual bonuses, stock options and performance units, have effectively linked our executives’ compensation to our financial performance.

The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2022, 68% of the principal compensation components, in the case of Mr. Perreault, and 57% to

60% of the principal compensation components, in the case of all other named executive officers, were variable and tied to performance objectives.

For example, for the 2019-2021 performance period, UGI Corporation’s total shareholder return compared to its peer group was below the threshold for a payout and resulted in no performance unit payout in Fiscal 2022. For the 2020-2022 performance period (estimated as of September 30, 2022), UGI Corporation’s total shareholder return compared to its peer group was below the threshold for a payout and no performance unit payout is expected in Fiscal 2023. For additional information on the alignment between our financial results and executive officer compensation, see the Compensation Discussion and Analysis in this Proxy Statement.

Corporate Governance and Executive Compensation Practices
Corporate Governance	Executive Compensation

✔ Annual election of directors

✔ Majority voting with a director resignation policy for directors not receiving a majority of votes cast in uncontested elections

✔ The Board is led by an independent chair

✔ Majority of director-nominees are independent (9 of 10)

✔ Regularly scheduled executive sessions of non-management directors

✔ Independent Board Committees (with the exception of the Executive Committee), each with authority to retain independent advisors

✔ Compensation and Management Development Committee advised by independent compensation consultant

✔ Annual Board and Committee self-assessment process

✔ No supermajority voting provisions

✔ Annual limit of $500,000 on individual director equity awards

✔ Robust director stock ownership requirements

✔ Mandatory retirement age of 75 years for directors

✔ Robust executive officer stock ownership requirements

✔ Policy prohibiting hedging and pledging of Company securities, including the holding of Company securities in margin accounts as collateral for margin loans, by directors and executive officers

✔ Termination of employment is required for payment under change-in-control agreements (“double trigger”)

✔ Double trigger for the accelerated vesting of equity awards in the event of a change in control

✔ No tax gross-ups in change-in-control agreements for any of our named executive officers

✔ A substantial portion of executive compensation is allocated to performance-based compensation, including long-term awards, in order to align executive officers’ interests with shareholders’ interests and to enhance long-term performance (68% of the principal components, in the case of Mr. Perreault, and 57% to 60%, in the case of all other named executive officers)

✔ Recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement of financial results due to material non-compliance with any financial reporting requirement

✔ Board-reviewed succession plan for CEO and other senior management

Overview of Director Qualifications and Experience

The following matrix highlights each director-nominee’s specific skills, knowledge, qualifications and experiences that are relevant to our long-term strategy beyond the minimum qualifications that our Board and Corporate Governance Committee of our Board believe are necessary for all directors. Our Board and Corporate Governance Committee believe that each director-nominee also brings a unique background, personal attributes and a range of expertise and knowledge not reflected in the matrix that provides our Board with an appropriate and diverse mix of skills and attributes necessary for the Board to fulfill its oversight responsibilities to our shareholders. More detailed information on each of our director-nominee’s backgrounds and qualifications is provided in their biographies beginning on page 9. Our Board and the Corporate Governance Committee do not assign specific weights to any of the below skills, knowledge, qualifications and experiences.

Qualifications/Experience	Bort	Dosch	Harris	Hermance	Longhi	Marrazzo	Miller	Romano	Stallings	Perreault
Senior Executive Management (CEO, CFO, SVP, Finance)	X	X	X	X	X	X	X	X	X	X
Financial Expertise/Audit Committee Financial Expert	X	X	X	X	X	X	X	X	X	X
Corporate Finance/Financial Strategy/Public Accounting/Finance	X	X	X	X		X		X	X	X
Strategic Planning/Business Development	X	X	X	X	X	X	X	X	X	X
Industry Experience (including natural gas distribution and transmission)			X			X				X
Logistics & Distribution		X	X	X	X		X	X		X
Operational Expertise		X	X	X	X	X	X	X	X	X
International Operations	X	X		X	X		X	X	X	X
Asset Management	X	X	X	X			X			X
IT Infrastructure/ Technology	X	X		X				X	X	X
Risk Management	X	X	X	X	X	X	X	X	X	X
Government Regulation/ Regulated Industry			X	X		X	X		X	X
Public Company Board Experience			X	X	X	X	X	X	X
Corporate Governance	X	X		X	X	X	X	X	X	X
Executive Compensation/HR/ Workforce Management				X	X	X	X	X	X	X
Sales/Marketing/Retail				X		X	X	X	X	X

Item 1 – Election of Directors

NOMINEES

Ten directors have been nominated by the Board of Directors to stand for election as directors at the Annual Meeting of Shareholders based upon recommendations from the Corporate Governance Committee. Each director-nominee has consented to serve, if elected, until the next Annual Meeting or until his or her earlier resignation or removal. If any director-nominee is not available for election, proxies will be voted for another person nominated by the Board of Directors or the size of the Board will be reduced. At this time, the Board is unaware of any reason why any of the director-nominees may not be able to serve as a director if elected.

The Board of Directors has unanimously nominated M. Shawn Bort, Theodore A. Dosch, Alan N. Harris, Frank S. Hermance, Mario Longhi, William J. Marrazzo, Cindy J. Miller, Roger Perreault, Kelly A. Romano, and James B. Stallings, Jr. for election as directors at the 2023 Annual Meeting. As previously announced, John L. Walsh informed the Company of his intent to not stand for reelection to the Company’s Board of Directors at the Company’s 2023 Annual Meeting.

Information about Director-Nominees

Biographical information for each of the director-nominees standing for election is set forth below, as well as a description of the specific experience, qualifications, attributes and skills that led the Board to conclude that, in light of the Company’s business and structure, the individual should serve as a director. The Board believes that each director-nominee has valuable individual skills and experience that, taken as a whole, provide the depth of knowledge, judgment and strategic vision necessary to provide effective oversight of the Company.

Board Independence	Board Tenure	Board Diversity

10 Directors	~ 5 yrs. avg. tenure	50% diverse

Nine out of our ten director-nominees are independent	Tenure of our directors	Female: 3 Directors Race/Ethnicity: 2 Directors LGBTQ+: 1 Director

The Board of Directors recommends that you vote “FOR” the election of each of the ten nominees for director.

M. Shawn Bort Retired Senior Vice President, Finance, Saint-Gobain Corporation Director since 2009 Age 60	Theodore A. Dosch Retired Executive Vice President of Strategy and Chief Transformation Officer, WESCO International Inc. Director since 2017 Age 63

Committee Membership:
Chair, Audit Committee
Member, Executive Committee

Principal Occupation and Business Experience:
Ms. Bort retired in 2015 as Senior Vice President, Finance of Saint-Gobain Corporation, the North American business of Compagnie de Saint-Gobain (a global manufacturer and distributor of flat glass, building products, glass containers and high performance materials) (2006 to 2015). Ms. Bort was formerly Vice President, Finance (2005 to 2006) and Vice President, Internal Control Services (2002 to 2005) of Saint-Gobain. Prior to joining Saint-Gobain, she was a partner with PricewaterhouseCoopers LLP, a public accounting firm (1997 to 2002), having joined Price Waterhouse in 1984. In connection with the suspension of voluntary reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Ms. Bort also served as a Director of UGI Utilities, Inc. until April 2020.

Key Skills and Qualifications:
Ms. Bort’s qualifications to serve as a director include her senior financial executive management experience with a global company, as well as her extensive public accounting knowledge and experience. Her education (Ms. Bort has a bachelor’s degree in accounting from Marquette University and a Master of Business Administration degree in finance and operations management from the Wharton School of the University of Pennsylvania) and experience provide her with financial expertise and a well-developed awareness of IT infrastructure, financial strategy, asset management and risk management. Ms. Bort also possesses international experience by virtue of her former executive position at a large global company and corporate governance experience by virtue of her position on the advisory board at Drexel University’s LeBow College of Business, Center for Corporate Governance.

Committee Membership:
Chair, Pension Committee
Member, Audit Committee

Principal Occupation and Business Experience:
Mr. Dosch retired in August 2022 as Executive Vice President of Strategy & Chief Transformation Officer of WESCO International Inc. (a leading provider of business-to-business distribution, logistics services and supply chain solutions) (June 2020 to August 2022). He previously served as the Chief Financial Officer (July 2011 to June 2020) and Senior Vice President, Global Finance (2009 to 2011) of Anixter International Inc. (a leading global distributor of network and security solutions, electrical and electronic solutions, and utility power solutions). Prior to joining Anixter International, Mr. Dosch held a number of executive positions with Whirlpool Corporation, including CFO – North America and Vice President, Finance, of Maytag Integration (2006 to 2008), Corporate Controller (2004 to 2005) and CFO – North America (2000 to 2004). Mr. Dosch also held a held a variety of financial related roles at Whirlpool since 1986. In connection with the suspension of voluntary reporting obligations under the Exchange Act, Mr. Dosch also served as a Director of UGI Utilities, Inc. until April 2020. Mr. Dosch currently serves on the Board of Directors of East Penn Manufacturing Co.

Key Skills and Qualifications:
Mr. Dosch’s qualifications to serve as a director include his senior financial executive management experience at WESCO International, Anixter International and Whirlpool Corporation. His education (Mr. Dosch has a bachelor’s degree in accounting from Ohio University and is a certified public accountant) and years of experience in financial related roles provide him with financial expertise. Mr. Dosch possesses international expertise by virtue of his positions at WESCO International Inc., Anixter International, and Whirlpool Corporation, companies with global operations, as well as in-depth experience in the areas of strategic planning, asset management, change management, and risk management.

Alan N. Harris Retired Senior Advisor and Chief Development and Operations Officer, Spectra Energy Corporation Director since 2018 Age 69	Frank S. Hermance Retired Chairman and Chief Executive Officer, AMETEK, Inc. Director since 2011 Age 73

Committee Membership:
Chair, Safety, Environmental and
Regulatory Compliance Committee
Member, Pension Committee

Principal Occupation and Business Experience:
Mr. Harris retired in January 2015 from Spectra Energy Corporation (an operator in the transmission and storage, distribution and gathering and processing of natural gas) where he served in multiple roles since 2007, including as Senior Advisor to the Chairman, President and Chief Executive Officer on project execution efforts (2014 to 2015), Chief Development Officer and Chief Operations Officer (2009 to 2013) and Chief Development Officer (2007 to 2009). Prior to Spectra Energy Corporation’s spin-off from Duke Energy Gas Transmission, Mr. Harris held various positions of increasing responsibility at Duke Energy, including Group Vice President, Chief Financial Officer (2004 to 2006), Executive Vice President (2003 to 2004), Senior Vice President, Strategic Development and Planning (2002 to 2003), Vice President, Controller, Treasurer, Strategic Planning (2000 to 2002) and Vice President, Controller, Strategic Planning (1999 to 2000). Mr. Harris previously served as a Director of Enable Midstream Partners, LP (an owner, operator and developer of midstream energy infrastructure assets in the United States) until the company was acquired in 2021. In connection with the suspension of voluntary reporting obligations under the Exchange Act, Mr. Harris also served as a Director of UGI Utilities, Inc. until April 2020.

Key Skills and Qualifications:
Mr. Harris’ extensive background in the energy industry, and in particular natural gas distribution and transmission, provide him with industry expertise. Additionally, Mr. Harris’ experience provides him with strategic planning and business development expertise. As a former senior financial executive, Mr. Harris also possesses experience in corporate finance and accounting. His education (Mr. Harris has a bachelor’s degree in accounting from Northeastern Oklahoma State University and an MBA from the University of Tulsa and is a certified public accountant) and experience provide him with financial expertise. Mr. Harris also possesses operational expertise in the energy sector by virtue of his senior executive experience at Spectra Energy and his director experience at Enable Midstream Partners.

Chair of the Board
Committee Membership:
Chair, Corporate Governance Committee
Chair, Executive Committee

Principal Occupation and Business Experience:
Mr. Hermance serves as the Company’s Chair of the Board (since January 2020). He is the retired Chairman (2001 to 2017) and Chief Executive Officer (1999 to 2016) of AMETEK, Inc. (a global manufacturer of electronic instruments and electromechanical devices). He previously served as AMETEK’s President and Chief Operating Officer (1996 to 1999). Mr. Hermance also serves as Director Emeritus of the Greater Philadelphia Alliance for Capital and Technologies, as Vice Chairman of the World Affairs Council of Philadelphia, and as an advisory board member at American Securities LLP (a private equity firm). He previously served as a director of IDEX Corporation, as a member of the Board of Trustees of the Rochester Institute of Technology and as a Director of AmeriGas Propane, Inc., a subsidiary of the Company, until its merger into UGI Corporation in August 2019. In connection with the suspension of voluntary reporting obligations under the Exchange Act, Mr. Hermance also served as a Director of UGI Utilities, Inc. until April 2020.

Key Skills and Qualifications:
Mr. Hermance’s qualifications to serve as a director include his extensive senior management experience in the roles of Chairman, Chief Executive Officer, President and Chief Operating Officer of a large global company. The Board also considered Mr. Hermance’s relevant experience in the areas of international operations, logistics, distribution, risk management, mergers and acquisitions, corporate governance, human resources management and executive compensation.

Mario Longhi Retired Chief Executive Officer, United States Steel Corporation Director since 2020 Age 68	William J. Marrazzo Chief Executive Officer and President, WHYY, Inc. Director since 2019 Age 73

Committee Membership:
Member, Compensation and Management Development
Committee

Principal Occupation and Business Experience:
Mr. Longhi retired in 2017 as the Chief Executive Officer of United States Steel Corporation (a leading integrated steel producer) (February 2017 to May 2017). Mr. Longhi was formerly President and Chief Executive Officer (September 2013 to February 2017), President and Chief Operating Officer (June 2013 to September 2013), and Executive Vice President and Chief Operating Officer (July 2012 to June 2013) of United States Steel Corporation. Prior to joining United States Steel Corporation, he served as Chief Executive Officer and President (2006 to 2011) and President (2005 to 2006) of Gerdau Ameristeel Corporation (a producer of long steel). Mr. Longhi spent 23 years at Alcoa, Inc. prior to that, where he served in various roles of increasing responsibility since 1982, including as President – Alcoa Wheels International, President – Alcoa Forgings Division, President and Chief Executive Officer – Howmet Castings, and Alcoa Vice President and Group President – Global Extrusions. Mr. Longhi is currently a director of Harsco Corporation (a global provider of environmental solutions for industrial and specialty waste streams and innovative technologies for the rail sector). Mr. Longhi also previously served on the board of directors of ITT Inc. (a leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and oil and gas markets).

Key Skills and Qualifications:
Mr. Longhi’s qualifications to serve as a director include his extensive senior management, strategic planning, business development, corporate governance, risk management, and operational experience, which he gained through his roles as President, Chief Executive Officer, and Chief Operating Officer of global, publicly traded companies as well as his service on public company boards. Mr. Longhi also possesses in-depth knowledge in the areas of executive compensation and international operations.

Committee Membership:
Member, Corporate Governance Committee
Member, Compensation and Management Development
Committee

Principal Occupation and Business Experience:
Mr. Marrazzo is Chief Executive Officer and President of WHYY, Inc., a public television and radio company in the nation’s fourth largest market (since 1997). Previously, he was Chief Executive Officer and President of Roy F. Weston, Inc., a publicly traded corporation (1988 to 1997), served as Water Commissioner for the Philadelphia Water Department (1971 to 1988) and was Managing Director for the City of Philadelphia (1983 to 1984). Mr. Marrazzo previously served as a member of the board of American Water Works Company, Inc. (2003 to 2016) and as a Director of Woodard and Curran (a national engineering firm) (2001 to 2011). Mr. Marrazzo previously served as a Director of AmeriGas Propane, Inc., a subsidiary of the Company, from 2001 until its merger with UGI Corporation in August 2019. Mr. Marrazzo also served as a Director of UGI Utilities, Inc. from September 2019 until April 2020.

Key Skills and Qualifications:
Mr. Marrazzo’s qualifications to serve as a director include his extensive experience as Chief Executive Officer of both non-profit and public companies as well as his city government leadership experience. Mr. Marrazzo’s senior-level executive experience in both the public and private sectors provide him with financial, strategic planning, risk management, business development and operational expertise. Additionally, by virtue of his 18 years as a member, including six as Chair, of the AmeriGas Propane, Inc. Audit Committee and his 16 years as a member of its Compensation/Pension Committee, as well as his extensive service on other public company boards, Mr. Marrazzo possesses extensive corporate governance, executive compensation, human resources management and audit committee financial expertise.

Cindy J. Miller President and Chief Executive Officer, Stericycle, Inc. Director since 2020 Age 60	Roger Perreault President and Chief Executive Officer of UGI Corporation Director since 2021 Age 58

Committee Membership:
Member, Pension Committee
Member, Safety, Environmental and Regulatory
Compliance Committee

Principal Occupation and Business Experience:
Ms. Miller has been serving as the President and Chief Executive Officer of Stericycle, Inc. (a business-to-business services company and provider of compliance-based solutions, including regulated waste management, secure information destruction, compliance, customer contact, and brand protection) since May 2019. Previously, she held the role of President and Chief Operating Officer of Stericycle (October 2018 to May 2019). Prior to joining Stericycle, Ms. Miller served in various roles of increasing responsibility at the United Parcel Service (UPS) since 1988, including as President, Global Freight Forwarding (2016 to 2018), President, Europe Region (2013 to 2016), Managing Director, UPS UK (2010 to 2013), Managing Director, UPS South Europe, Middle East and Africa (2008 to 2010), District Manager, UPS Metro Chicago (2004 to 2008) and District Manager, UPS Northern Plains (2001 to 2004). Ms. Miller began her career at UPS as a package car driver before taking on various operations manager roles. Ms. Miller is currently a director of Stericycle.

Key Skills and Qualifications:
Ms. Miller’s qualifications to serve as a director include her extensive senior management, operational, and strategic planning experience from her leadership roles at global, publicly traded companies. Ms. Miller also possesses extensive knowledge in the areas of logistics, business transformation and change management, safety and international operations.

Committee Membership:
Member, Executive Committee

Principal Occupation and Business Experience:
Mr. Perreault is a Director, President and Chief Executive Officer of UGI Corporation (since June 2021). He previously served as Executive Vice President, Global LPG (2018 to 2021) and President - UGI International, LLC (2015 to 2021). Prior to joining UGI Corporation, Mr. Perreault held various positions at Air Liquide, an industrial gases company he joined in 1994, and served in various leadership positions from 2008 to 2014, including in a global role as President, Large Industries, with international responsibilities and, prior to that, in a role with responsibility for Air Liquide’s North American large industries business. Prior to joining Air Liquide, Mr. Perreault was a chemical engineer and operations manager with I.C.I. in Quebec, Canada.

Key Skills and Qualifications:
Mr. Perreault’s qualifications to serve as a director include his extensive strategic planning, logistics, distribution, international and operational experience as well as his executive leadership experience as the Company’s President and Chief Executive Officer and Executive Vice President, Global LPG, as well as his previous service as the Company’s President - UGI International, LLC and his prior senior management experience at a global company. Mr. Perreault has extensive knowledge of the Company’s businesses, international operations, competition, and risks as well as the Company’s environmental, social and governance initiatives. Mr. Perreault also has in-depth management development experience.

Kelly A. Romano Founder and Chief Executive Officer, BlueRipple Capital, LLC Director since 2019 Age 60	James B. Stallings, Jr. Chief Executive Officer, PS27 Ventures Director since 2015 Age 67

Committee Membership:
Member, Audit Committee
Member, Safety, Environmental and Regulatory Compliance Committee

Principal Occupation and Business Experience:
Ms. Romano is the Founder and Chief Executive Officer of BlueRipple Capital, LLC, a consultancy firm focused on strategy, acquisitions, deal structure, and channel development for high technology companies and private equity firms (since May 2018). Ms. Romano retired from United Technologies Corporation (a diversified company that provides high technology products and services to the building and aerospace industries, which merged with Raytheon Company in 2020) in 2016 after serving in various positions of increasing responsibility since 1984. From 1993 to 2016, Ms. Romano held a number of senior executive positions at United Technologies Corporation, including President, Intelligent Building Technologies, Building Systems & Services (September 2014 to April 2016), Corporate Vice President, Business Development, UTC Corporate Headquarters (March 2012 to September 2014), President, Global Security Products, UTC Fire & Security (May 2011 to February 2012), Senior Vice President, Global Sales & Marketing, UTC Fire & Security (January 2010 to April 2011), and President, Building Systems & Services, Carrier Corporation (January 2006 to December 2009). Ms. Romano has been an executive advisory board member of Gryphon Investors (a private equity firm focused on middle-market investment opportunities) since December 2016; a senior advisory partner of Sand Oak Capital Partners, LLC (a private equity firm focused on investments in industrial and manufacturing companies in the U.S.) since May 2016; managing partner of Xinova, LLC (an innovation development and banking firm) (May 2016 to January 2020); a director and co-chair of the Board of Potter Electric Signal (a leading sprinkler monitoring and fire-life safety company) since December 2017; a director of start-up 75F since August 2020; and an operating partner of AE Industrial Partners, LP (a private equity firm focused on aerospace and industrial investments) since August 2020, serving on four of their portfolio companies (Resolute, GS Precision, Altus Fire & Life Safety, Healthway). Ms. Romano is currently a director of Dorman Products, Inc. and Chair of the Board of Directors of Athira Pharma, Inc. In connection with the suspension of voluntary reporting obligations under the Exchange Act, Ms. Romano also served as a Director of UGI Utilities, Inc. until April 2020.

Key Skills and Qualifications:
Ms. Romano’s qualifications to serve as a director include her extensive global senior management experience at United Technologies Corporation, her service on other public company boards, and her operational, technology, sales, marketing, distribution, strategic planning and leadership, business development, corporate governance, and executive compensation knowledge and expertise. In addition, Ms. Romano has financial expertise by virtue of her senior management roles and related responsibilities at United Technologies Corporation.

Committee Membership:
Chair, Compensation and Management Development Committee
Member, Corporate Governance Committee

Principal Occupation and Business Experience:
Mr. Stallings is the Chief Executive Officer of PS27 Ventures, a private investment fund focused on technology companies (since 2013). Mr. Stallings retired from International Business Machines Corporation (IBM) (a global provider of information technology and services) as General Manager of Global Markets, Systems and Technology, a position he had held From 2009 to 2013. From 2002 to 2009, Mr. Stallings held a number of senior executive leadership positions at IBM in the technology, mainframe, software and intellectual property areas. He was founder, Chairman and CEO of E House (a consumer technology company) from 2000 to 2002. Previously, he was Executive Vice President, Physician Sales & Services, Inc. (a medical products supplier) (1996 to 2000). Mr. Stallings currently serves as a director of Fidelity National Information Services Corporation (FIS) (a global provider of banking and payment technology, consulting and outsourcing solutions) and Cannae Holdings, Inc. (a private equity firm). In connection with the suspension of voluntary reporting obligations under the Exchange Act, Mr. Stallings also served as a Director of UGI Utilities, Inc. until April 2020.

Key Skills and Qualifications:
Mr. Stallings’ qualifications to serve as a director include his expertise and extensive experience managing enterprise-wide global technology and information systems, including responsibility for profit and loss statements. With Mr. Stallings’ combination of business development and technology infrastructure expertise, as well as his education (Mr. Stallings has a Bachelor of Science degree from the U.S. Naval Academy) and his service as a director on other boards, he provides valuable business development, board-level risk management oversight (including with respect to a regulated industry), finance experience and corporate governance. The Board also considered his strong leadership, operations experience and strategic planning, as well as his investment committee experience at a venture capital company.

CORPORATE GOVERNANCE

Corporate Governance Principles

The business of UGI Corporation is managed under the direction of the Board of Directors. As part of its duties, the Board oversees the corporate governance of the Company for the purpose of creating and sustaining long-term value for its shareholders and safeguarding its commitment to its other stakeholders. To accomplish this purpose, the Board considers the interests of the Company’s stakeholders when, together with management, it sets the strategies and objectives of the Company.

The Board, recognizing the importance of good corporate governance in carrying out its responsibilities to our shareholders, has adopted the UGI Corporation Principles of Corporate Governance. The Principles of Corporate Governance provide a framework for the effective governance of the Board and the Company by outlining the responsibilities of the Board and Board Committees. The Board, upon recommendation of the Corporate Governance Committee, regularly reviews the Principles and, as appropriate, updates them in response to changing regulatory requirements, feedback from stakeholders on governance matters and evolving best practices in corporate governance.

The Company’s Principles of Corporate Governance are posted on our website at www.ugicorp.com (see Company — Leadership and Governance — Governance Documents) or in print, free of charge, upon written request.

Director Independence

In September 2022, the Board, upon the recommendation of the Corporate Governance Committee, determined that, other than Mr. Perreault (the Company’s Chief Executive Officer), no Director has a material relationship with the Company, and each Director satisfies the criteria for an “independent director” under the rules of the New York Stock Exchange.

The Board has established the following additional guideline to assist it in determining Director independence: if a Director serves as an officer, director or trustee of a non-profit organization, charitable contributions to that organization by the Company and its affiliates that do not exceed the greater of $1,000,000 or 2% of the charitable organization’s total revenues per year will not be considered to result in a material relationship between such Director and the Company.

In making its determination of independence, the Board and the Corporate Governance Committee, with the assistance of the Company’s legal counsel, considered charitable contributions and ordinary business transactions between the Company, or affiliates of the Company, and companies where our Directors are employed or serve as directors, all of which were in compliance with either the independence rules of the New York Stock Exchange or the categorical standard set by the Board for determining director independence.

Board Leadership Structure and Role in Risk Management

The Board of Directors regularly assesses and determines the most appropriate Board structure to ensure effective and independent leadership while also ensuring appropriate oversight of the operations and strategic direction of the Company. The Board has determined that the appointment of an independent Chair is the most appropriate leadership structure for the Company, taking into account the current business conditions and the environment in which the Company operates. Mr. Hermance has been serving as Chair of the Board since January 2021. The Board believes that the Company is best served by having Mr. Hermance as independent Chair by virtue of his extensive senior leadership experience and global strategic perspective, as well as his in-depth knowledge of the Company’s corporate strategy and operating history and prior service on the Boards of Directors of AmeriGas Propane, Inc. and UGI Utilities, Inc.

We believe that the Board effectively oversees the Company’s risk management. In particular, our Board takes an active role in risk management and ESG efforts, fulfilling its oversight responsibilities directly as well as through delegation to the Audit Committee, the Compensation and Management Development Committee, the Corporate Governance Committee, the Pension Committee and the Safety, Environmental and Regulatory Compliance Committee, with the Chair of each Committee reporting to the Board on his or her respective Committee’s oversight activities and decisions.

Committee	Risk Oversight
Audit Committee	Provides oversight of the Company’s enterprise risk management activities, policies and processes, including major risk exposures, risk mitigation and the design and effectiveness of the Company’s processes and controls to prevent and detect fraudulent activity.
Compensation and Management Development	Provides oversight of the Company’s compensation programs for our executives, including our named executive officers, to ensure that the programs do not encourage executives to take unnecessary or excessive risks. In addition, oversees the Company’s policies and practices relating to the social responsibility aspects of its ESG program, including the development and implementation of belonging, inclusion, diversity and equity initiatives, programs and policies.
Corporate Governance	Provides oversight of corporate governance matters, such as director independence and director succession planning, to ensure overall Board effectiveness. Oversees the corporate governance aspects of the Company’s ESG program, including promoting Board diversity and inclusion through the identification and recommendation of diverse director nominees to the Board and evaluating and addressing emergent governance-related risks.
Pension	Provides general oversight with respect to the Company’s defined benefit and defined contribution plans but does not exercise fiduciary responsibilities, such as investment decisions, as part of its oversight.
Safety, Environmental and Regulatory Compliance	Provides oversight responsibility for the review and adequacy of the Company’s strategy, policies, practices, programs, procedures, initiatives and training as they relate to safety, the environment (including climate change and sustainability) and regulatory compliance. Reviews operational risks associated with the Company’s business, and oversees the Company’s ESG program, such as reviewing and advising the Board on climate impact and other environmental targets. See “Oversight of Cybersecurity Risk” below for information on the Committee’s responsibilities related to cybersecurity and data privacy risks.

Our businesses are subject to a number of risks and uncertainties, which are described in detail in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022. Throughout the year, management presents to the Board and its Committees on significant risks and risk mitigation plans. Management also reports to each of the Committees and the Board on steps being taken to enhance management processes and controls in light of evolving market, business, regulatory and other conditions. The Board reviews the risks facing the Company with both a short- and long-term strategic focus.

Oversight of Cybersecurity Risk

Our Safety, Environmental and Regulatory Compliance Committee is responsible for reviewing the Company’s policies and programs to promote cybersecurity and data privacy and to mitigate related risks. We have a robust cybersecurity program to protect and preserve the confidentiality, integrity and continued availability of all information owned by, or in the care of, the Company. The Global Chief Information Officer and the Global Chief Information Security Officer report to the Safety, Environmental and Regulatory Compliance Committee quarterly on the Company’s cybersecurity program, and to the full Board as necessary. Our cybersecurity program is informed by laws, regulations and industry best practices and frameworks, such as National Institute of Standards and Technology (“NIST”) Cybersecurity Framework. We partner with other companies, industries and law enforcement to communicate information about the latest cybersecurity threats and leverage threat modeling insights. We conduct cybersecurity assessments against industry cybersecurity frameworks to better enable us to prioritize actions and investments to enhance our cybersecurity capabilities. Our cybersecurity teams work diligently to safeguard Company and customer data by applying layered and defensive mechanisms to proactively provide the security needed to detect and defend against cyber-attacks and to withstand potential impacts. We periodically conduct tabletop exercises and penetration testing to test our defenses. In addition, we provide new hires and employees with cybersecurity training, which is monitored and tracked on an annual basis. We also issue routine phishing campaigns to educate employees on social engineering techniques and informal security awareness exercises are conducted throughout the year.

Board Meetings and Attendance

The Board of Directors held 10 meetings in Fiscal 2022. All Directors attended at least 75% of the meetings of the Board and Committees of the Board of which they were members. Generally, all Directors are expected to attend the Company’s Annual Meeting of Shareholders, absent unforeseen circumstances that prevent their attendance. All 11 of the Company’s then current Board members attended the 2022 Annual Meeting of Shareholders.

Independent Directors of the Board also meet in regularly scheduled sessions without any members of management present. These sessions are led by the Chair of the Board. The purpose of these executive sessions is to promote open and candid discussion among the independent Directors. After each executive session, the independent Directors report to the full Board through the Chair on their deliberations and any recommendations for action to be taken by the Board.

Board and Committee Structure

Annually, the Corporate Governance Committee monitors and assesses the structure, composition, operation and performance of the Board and its Committees and, if appropriate, makes recommendations for changes to the Board. Our Board Committees include Audit, Compensation and Management Development, Corporate Governance, Pension, Safety, Environmental and Regulatory Compliance, and Executive. The members of each of the Board Committees, with the exception of the Executive Committee, are independent as defined by the New York Stock Exchange listing standards. The Charters of the Audit, Compensation and Management Development, Corporate Governance, Pension, and Safety, Environmental and Regulatory Compliance Committees are posted on our website, www.ugicorp.com (see Company — Leadership and Governance — Committees and Charters), or in print, free of charge, upon written request.

Current Board Composition
Name	Audit Committee	Compensation and Management Development Committee	Corporate Governance Committee	Executive Committee	Pension Committee	Safety, Environmental and Regulatory Compliance Committee
M. S. Bort (1, 2, 4)	Chair			X
T. A. Dosch (1, 2)	X				Chair
A. N. Harris (1)					X	Chair
F. S. Hermance (1, 3)			Chair	Chair
M. Longhi (1, 4)		X
W. J. Marrazzo (1)		X	X
C. J. Miller (1, 4)					X	X
K. A. Romano (1, 2, 4)	X					X
J. B. Stallings, Jr. (1, 4)		Chair	X
R. Perreault				X
J. L. Walsh
NUMBER OF COMMITTEE MEETINGS HELD LAST YEAR	5	8	3	1	2	4

(1) Independent Director (2) Audit Committee Financial Expert (3) Chair of the Board (4) Gender or ethnic diversity

Audit Committee: The Audit Committee (i) oversees the Company’s accounting and financial reporting processes and independent audits of the financial statements; (ii) oversees the adequacy of internal controls relative to financial and business risk; (iii) monitors compliance with enterprise risk management policies; (iv) appoints, retains, approves the compensation of and oversees the independent accountants; (v) monitors the independence of the independent registered public accounting firm and the performance of the independent accountants and the internal audit function; (vi) discusses with management and the general auditor, policies with respect to risk assessment and risk management; (vii) provides a means for open communication among the Company’s independent accountants, management, internal audit staff and the Board; and (viii) oversees compliance with applicable legal and regulatory requirements.

Our Board has determined that each member of the Audit Committee is considered to be financially literate under applicable New York Stock Exchange listing standards. Additionally, the Board has determined that all members of the Audit Committee qualify as “audit committee financial experts” in accordance with the applicable rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Compensation and Management Development Committee: The Compensation and Management Development Committee (i) establishes and reviews overall executive compensation philosophy and objectives; (ii) reviews and approves goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance in light of those goals and objectives and, together with the other independent Directors of the Board, determines and approves the CEO’s compensation based upon such evaluation; (iii) assists the Board in establishing a succession plan for the position of CEO; (iv) reviews with the CEO the evaluation of the performance of senior management as well as the Company’s plans for management development and senior management succession; (v) establishes executive compensation policies and programs, ensuring that such plans do not encourage unnecessary risk-taking; (vi) approves salaries, target bonus levels, and payments to be made to senior management (other than the CEO); (vii) approves a maximum value pool of options and other equity-based awards to be granted to non-senior management employees, with the Chair of the Committee and CEO approving any such individual awards; (viii) oversees and periodically reviews the Company’s development and implementation of belonging, inclusion, diversity and equity initiatives, programs and policies, including those related to human capital management; (ix) oversees the Company’s policies and practices relating to the social responsibility aspects of its ESG program; (x) considers current and emerging social trends or issues and recommends to the Board, as appropriate, policies and practices to address such trends or issues; (xi) reviews with management the Compensation Discussion and Analysis; (xii) oversees compliance with the Company’s Recoupment Policy; (xiii) oversees compliance with the Company’s Stock Ownership and Retention Policy; and (xiv) selects and oversees the performance of the compensation consultant, ensuring such consultant’s independence.

Corporate Governance Committee: The Corporate Governance Committee (i) identifies nominees and reviews the qualifications of persons eligible to stand for election as Directors, and for appointment to fill any vacancy that is anticipated or has arisen on the Board, in light of the factors of independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community, and diversity of backgrounds and views, including, but not limited to, gender, race, ethnicity and national origin, and makes recommendations to the Board; (ii) reviews and recommends candidates for Committee membership and chairs; (iii) reviews the Board’s leadership structure; (iv) considers the ability of Directors to serve on the boards and committees of other public companies and monitors the membership of Directors on the boards of other public companies; (v) reviews and oversees the Company’s policy prohibiting hedging, pledging and holding the Company’s securities in margin accounts; (vi) reviews and assesses the performance of the Board and each Committee; (vii) reviews and recommends Director compensation; (viii) monitors compliance with the Company’s Code of Business Conduct and Ethics; (ix) reviews director and officer indemnification and insurance coverage; (x) oversees the corporate governance aspects of the Company’s ESG program; (xi) reviews and oversees independent Directors’ compliance with the Company’s stock ownership guidelines; (xii) reviews and oversees Director orientation and continuing education programs; and (xiii) develops and recommends to the Board a set of corporate governance principles applicable to the Company, and also considers current and emerging corporate governance trends or issues and recommends to the Board, as appropriate, policies and practices that address such trends or issues.

Pension Committee: The Pension Committee (i) reviews and recommends to the Board of Directors certain amendments to qualified defined benefit and defined contribution pension and retirement plans, and (ii) receives reports from relevant management committees and service providers with respect to activities, finances and special topics related to such plans.

Safety, Environmental and Regulatory Compliance Committee: The Safety, Environmental and Regulatory Compliance Committee (i) reviews the adequacy of, and provides oversight with respect to, the Company’s strategy, policies, practices, programs, procedures, initiatives and training as they relate to safety, the environment (including climate change and sustainability) and regulatory compliance; (ii) reviews the principal safety, environmental and regulatory compliance risks that affect or could affect the Company or its operations, business and stakeholders, or the environment, and oversees management’s efforts to identify, assess, monitor, manage and mitigate such risks; (iii) reviews the Company’s policies and programs to promote cyber security and data privacy and to mitigate related risks; (iv) reviews and discusses the Company’s operational business risks; (v) reviews the Company’s crisis management programs; (vi) reviews and approves management’s long-term safety, environmental, and regulatory compliance goals and evaluates the Company’s progress towards those goals; (vii) keeps abreast of the regulatory environment within which the Company operates; (viii) reviews information and reports on various safety, environmental (including climate change and sustainability), and regulatory compliance issues or trends raised by management and third parties and recommends to the Board, as appropriate, policies and practices that address such issues or trends; and (ix) oversees the safety, environmental and regulatory compliance aspects of the Company’s ESG program.

Executive Committee: The Executive Committee has limited powers to act on behalf of the Board of Directors between regularly scheduled meetings on matters that cannot be delayed.

Selection of Board Candidates

The Corporate Governance Committee conducts an annual assessment of the composition of the Board of Directors and the Committees of the Board, and establishes, with the Board, the appropriate qualifications, skills, experience and characteristics required of Board members. The Committee seeks director candidates based upon a number of qualifications, including independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community and diversity of backgrounds and views, including, but not limited to, gender, race, ethnicity and national origin, recognizing that diversity is a critical element to enhancing Board effectiveness. The Committee also considers how director candidates’ qualifications complement the Board’s existing strengths. The Committee continuously evaluates these desired attributes in light of the Company’s long-term strategy and needs as part of its Director succession planning process. The Committee seeks individuals who have a broad range of demonstrated abilities and accomplishments in areas of strategic importance to the Company, such as senior executive leadership, general operational management, finance, energy distribution, international business, regulatory and public sector activities. Directors should also possess a willingness to challenge and stimulate management and the ability to work as part of a team in a collegial atmosphere. The Committee also seeks individuals who are capable of devoting the required amount of time to serve effectively on the Board and its Committees, and who do not hold directorships that could cause a conflict of interest or impair the individual’s ability to contribute meaningfully to the Board. With respect to incumbent Directors, the Committee also considers the past performance of each Director. As part of the annual process of nominating independent Board candidates, the Committee obtains an opinion of the Company’s legal counsel that there is no reason to believe that the Board candidate is not “independent” as defined by the New York Stock Exchange listing standards.

The Corporate Governance Committee considers recommendations from a wide variety of its business contacts, including current Directors, executive officers, community leaders, and shareholders as a source for potential Board candidates. From time to time, the Committee also uses the services of third-party search firms and organizations that provide diverse candidates to assist it in identifying and evaluating possible nominees for Director. The Board reviews and has final approval of all potential Director nominees for election to the Board.

Shareholders may submit written recommendations for director-nominees to the Vice President, General Counsel and Secretary, UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406. The Company’s Bylaws do not permit shareholders to nominate candidates from the floor at an annual meeting without notifying the Corporate Secretary 45 days prior to the anniversary of the mailing date of the Company’s proxy statement for the previous year’s annual meeting. Notification must include certain information detailed in the Company’s Bylaws. In addition to satisfying the foregoing notice requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must notify the Corporate Secretary 60 days prior to the anniversary of the previous year’s annual meeting. Notification must include certain information detailed in Rule 14a-19 under the Exchange Act.

Board and Committee Evaluation Process

The Board of Directors is committed to a robust and constructive annual performance self-assessment process, which seeks to determine whether the Board and its Committees function effectively. This self-assessment process is also linked with the Board’s long-term succession planning practices and Board refreshment generally. The Corporate Governance Committee is responsible for overseeing this formal process, with the assistance of the Corporate Secretary. Each year, the Committee reviews the overall evaluation process, as well as the substantive matters to be addressed by the evaluation process, with the goal to identify opportunities for improvement, as appropriate. The results of the assessments are discussed with the Committees and with the full Board. Any items requiring additional consideration are monitored by the Corporate Secretary throughout the subsequent year for follow-up action, as appropriate.

The Board evaluation process is conducted, in alternating years, by either a written questionnaire or by a series of interviews conducted by the independent Chair. During Fiscal 2022, each Director completed a written questionnaire regarding the effectiveness of the Board and each Committee on which the Director serves. The Corporate Secretary received the completed questionnaires, compiled the results and prepared a summary. The summary is used as a basis for discussion by each of the Committees and the Board in identifying opportunities for improving the effectiveness of the Board and its Committees, including potential changes to policies and procedures, in order to enable the Board and each of its Committees to discharge its respective oversight responsibilities.

Investor Outreach

UGI seeks regular engagement with investors to communicate our strategy and solicit feedback. Our independent Board Chair has participated in a number of investor meetings. Additionally, management periodically engages a third-party consultant to obtain independent feedback from our investors. In Fiscal 2022, management participated in a number of investor conferences, roadshows and meetings. These meetings were attended by various members of the Company’s senior management, including our Chief Executive Officer,

Chief Financial Officer, Executive Vice Presidents, and/or senior members of our business unit management teams. Management periodically discusses feedback, including key themes and other insights gained from the investor outreach meetings, at the Company’s Board and Committee meetings, as appropriate. The Board, as well as the management team, values the perspectives of our investors as it helps us to understand and evaluate the effectiveness of our investor communications. Additionally, the Compensation and Management Development Committee takes into consideration the results of the annual advisory vote on the Company’s executive compensation program. At the 2022 Annual Meeting, nearly 95% of the Company’s voting shareholders showed their strong support by voting to approve the compensation of the Company’s named executive officers.

Code of Business Conduct and Ethics and Supplier Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics and a Supplier Code of Business Conduct and Ethics, which are posted on the Company’s website, www.ugicorp.com (see “Company — Leadership and Governance — Governance Documents”). UGI’s Code of Business Conduct and Ethics expresses our commitment to integrity. It summarizes our expectations and standards for ethical behavior and helps us navigate an increasingly complex world. Our Code of Business Conduct and Ethics applies to all employees of UGI Corporation and its subsidiaries, as well as our Board of Directors and Company officers. We also expect our third-party consultants, contractors, vendors, and service providers to live up to the expectations outlined in our Supplier Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2022, Messrs. Longhi, Marrazzo, and Stallings (Chair) served as members of the Compensation and Management Development Committee. None of the members: (i) were former or current officers or employees of the Company or any of its subsidiaries, (ii) were executive officers of another company where an executive officer of UGI Corporation was a director, or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K.

Further, none of our executive officers served as a member of a compensation committee or board of directors of any other entity of which any member of our Board was an executive officer.

Communications with the Board

You may contact the Board of Directors, an individual independent Director, or the independent Directors as a group, by writing to them c/o Vice President, General Counsel and Secretary, UGI Corporation, 460 North Gulph Road, King of Prussia, Pennsylvania 19406.

Any communications directed to the Board, an individual independent Director, or the independent Directors as a group from employees or others that concern complaints regarding accounting, financial statements, internal controls, ethical or auditing matters will be handled in accordance with procedures adopted by the Audit Committee.

All other communications directed to the Board, an individual independent Director, or the independent Directors as a group are initially reviewed by the Corporate Secretary. In the event the Corporate Secretary has any question as to whether the Directors should be made aware of any issue raised, the Corporate Secretary shall be entitled to consult with the Chair of the Board in making such determination. The Corporate Secretary will distribute communications to the Board, an individual Director, or to selected Directors, depending on the content of the communication.

Typically, we do not forward to our Board communications from our shareholders or other parties that are of a personal nature or are not related to the duties and responsibilities of the Board, including, but not limited to, junk mail and mass mailings, resumes and other forms of job inquiries, opinion surveys and polls and business solicitations or advertisements.

COMPENSATION OF DIRECTORS

DETERMINATION OF NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board of Directors plays a critical role to guide our strategic direction and create and sustain long-term value for our shareholders, with intense focus on corporate governance best practices. In order to attract and retain highly qualified, skilled, diverse and experienced public company directors to effectively guide the Company and address the risks and responsibilities associated with a company of size and complexity similar to UGI, it is necessary to provide a competitive director compensation program. Our non-employee Directors are compensated based upon their service as a Director as well as their respective roles on Board Committees. Our employee Directors receive no separate compensation for their service as Directors.

Our director compensation is overseen by the Corporate Governance Committee, which makes recommendations to our Board of Directors on the structure of our non-employee director compensation program and the appropriate amount of compensation. Our Board of Directors is responsible for approval of our non-employee director compensation program and the compensation paid to our non-employee Directors. In establishing director compensation, our Corporate Governance Committee and our Board of Directors rely on market comparables and assess the vital strategic skills and qualifications of the Board to fulfill our Company’s short- and long-term goals.

The Corporate Governance Committee retained Pay Governance as its independent compensation consultant to assist with the review of our non-employee director compensation and incentive programs for Fiscal 2022. In connection therewith, Committee member and chair retainers, the number of Board and Committee meetings, stock-based compensation, share ownership requirements and total cash and equity compensation were reviewed.

For our non-employee Directors, other than our Board Chair, we referenced market data provided to us by Pay Governance that compared our non-employee director compensation to similarly-sized companies in the General Industry (weighted 75%) and Energy Services (weighted 25%) sectors. This methodology is consistent with the methodology used to benchmark the compensation of our named executive officers. We seek to position our non-employee director compensation (other than the Board Chair) within 10% of the median total compensation of the directors included in the databases referenced by Pay Governance. See COMPENSATION DISCUSSION AND ANALYSIS – Determination of Competitive Compensation for additional information on the methodology used to benchmark the compensation of our named executive officers.

DETERMINATION OF BOARD CHAIR COMPENSATION

As discussed in greater detail below, the Corporate Governance Committee and Board of Directors (with the Board Chair recusing himself from discussions and decisions regarding incremental Chair compensation) rely on market data as well as a number of other factors in determining independent Chair compensation. The size and complexity of the Company’s business, including that we operate domestic and international LPG businesses, a domestic natural gas and electric utility business, and domestic and international midstream businesses, drives the need for our Board Chair to dedicate a significant amount of time to Company-related matters. In addition, we believe that our Board Chair’s duties and responsibilities are significantly more strategic and expansive than those of a typical board chair.

Our Board of Directors considers it to be a best practice from a corporate governance standpoint to have an independent chair of the board of directors. Because a significant majority of the companies included in the Energy Services Database have an executive chair of their board of directors rather than an independent chair, as independence is defined under New York Stock Exchange rules, we do not believe that sufficient comparable data exists to appropriately determine compensation for UGI’s independent Chair using the methodology applied to our director compensation generally. As a result, for UGI Board Chair compensation, Pay Governance referenced a comparator group selected from the General Industry Database based on: (i) a combination of median revenue and market capitalization similar to those of the Company and (ii) a representation of a variety of industries that reflect a cross-section of operations that are reflective of the Company’s complexity. The median revenue of the comparator group was $6.7 billion (UGI’s revenue for the same Fiscal 2020 period was $6.6 billion) and the median market capitalization of the comparator group was $10 billion as of May 31, 2021 (UGI’s market capitalization as of May 31, 2021 was $9.6 billion).

Consistent with the aforementioned methodology, the following is the comparator group referenced for purposes of determining the Fiscal 2022 compensation of our Board Chair:

Alliance Data System	Encompass Health	Reliance Steel
American Water Works	Hanesbrand Inc.	Stanley Black & Decker
Big Lots, Inc.	Hawaiian Electric	The AES Corporation
Campbell Soup	Invesco Ltd.	The Chemours Company
CDK Global, Inc.	Lincoln National	The Williams Cos.
Conagra Brands, Inc.	NiSource Inc.	Tractor Supply
Crane Co.	Nordstrom, Inc.	Unum
Discover Financial	NRG Energy, Inc.
Dover Corporation	Perrigo Company plc

In addition to referencing the above general industry comparator group, the Corporate Governance Committee and Board of Directors (with the Board Chair recusing himself from the discussion and decision regarding incremental Chair compensation) considered a number of other factors in determining the compensation for the Board’s independent Chair within a range of 10% of the $440,000 Fiscal 2022 median total compensation of the comparator group. These factors include the significant time commitment spent by the Board Chair on Company-related matters in light of the size and complexity of the Company’s business, including domestic and international LPG businesses, a domestic natural gas and electric utility business, and domestic and international midstream businesses. Furthermore, UGI’s Board Chair role involves a variety of significant strategic responsibilities that drive value for our shareholders, including merger and acquisition activities, business transformation projects, capital project investment reviews, chief executive officer succession planning, regular discussions with management regarding the Company’s strategic direction and communications, and direct engagement with the Company’s investors. We view the role of UGI’s Board Chair as a highly strategic role with duties and responsibilities over and above traditional Chair activities, which would include chairing meetings, setting meeting agendas and facilitating discussions with other directors on the board in between meetings.

By comparison, use of an alternative methodology referencing a comparator group comprised of companies with independent chairs and in UGI’s two-digit GICS utilities classification would result in comparing UGI’s revenue of $6.6 billion to a median revenue for the comparator group of only $1.5 billion and UGI’s market capitalization of $9.6 billion to a median market capitalization for the comparator group of only $3.8 billion. The median chair compensation for this comparator group is approximately $300,000. We do not believe, for purposes of benchmarking, that this is a relevant comparison. In addition, and as further support that UGI’s two-digit GICS classification does not generate a relevant comparator group, more than 75% of UGI’s earnings were derived from its non-regulated non-utility businesses in Fiscal 2022. Accordingly, we believe that the general industry comparator group utilized by the Company in determining Chair compensation more appropriately reflects the size, complexity and composition of the Company’s business.

ELEMENTS OF NON-EMPLOYEE DIRECTOR COMPENSATION

For Fiscal 2022, our non-employee director compensation program consisted of: (i) annual cash retainers for Board service and for service as the chair or member of one of the standing Board Committees and (ii) long-term equity awards granted on an annual basis to non-employee Directors immediately following the Company’s Annual Meeting of Shareholders, or following their initial appointment to the Board for new directors. Our non-employee Directors did not receive any Board or committee meeting fees in Fiscal 2022.

•	Annual cash retainers

In Fiscal 2022, the Company paid its non-employee Directors an annual base retainer of $102,500 for Board service and paid an additional annual retainer of $12,500 to members of the Audit Committee, other than the chair of the Committee. The Company also paid an annual retainer to the chair of each of the Committees, other than the Executive Committee, as follows:

Audit Committee Chair	$25,000
Compensation and Management Development Committee Chair	$20,000
Safety, Environmental and Regulatory Compliance Committee Chair	$15,000
Corporate Governance Committee Chair	$15,000
Pension Committee Chair	$15,000

In addition, the Company paid Mr. Hermance an additional cash retainer of $68,500 for his service as independent Chair for Fiscal 2022.

•	Annual Long-Term Equity Awards

Each non-employee Director continuing to serve as a Director after the adjournment of the 2022 Annual Meeting of Shareholders received long-term equity grants consisting of 2,300 UGI stock units and 6,050 UGI stock options. Mr. Hermance received an additional 1,810 UGI stock units and 4,760 UGI stock options in Fiscal 2022 for his service as Chair of the Board. Our philosophy is to pay a higher percentage of total compensation in equity, rather than cash, to more closely align the interests of our non-employee Directors with those of our shareholders. In addition, all non-employee Directors are required to own Company common stock, together with stock units, in an aggregate amount equal to five times the Director’s base annual cash retainer. As of September 30, 2022, Mr. Hermance, the Chair of our Board, owned 465,000 shares of UGI common stock and 49,469 UGI stock units, which equated to a value of $16,632,782 (approximately 36 times Mr. Hermance’s total compensation for Fiscal 2022).

The UGI stock units and stock options were granted under the UGI Corporation 2021 Incentive Award Plan (the “2021 Plan”). Each stock unit represents the right to receive a share of stock and dividend equivalents when the Director ends his or her service on the Board. Stock units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. Accrued dividend equivalents are converted to additional stock units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All stock units and dividend equivalents are fully vested when credited to the Director’s account. Account balances become payable 65% in shares and 35% in cash, based on the value of a share, upon retirement or termination of service, unless a deferral election to defer payout of the stock units was made pursuant to the UGI Corporation 2009 Deferral Plan. In the case of a change in control of the Company, the stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control.

For UGI stock options, the option exercise price is not less than 100% of the fair market value of the common stock on the effective date of the grant. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following disability, death or retirement. If termination of service occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death or the original expiration date. If termination of service occurs due to retirement, as defined in the 2021 Plan, the option remains exercisable through its original expiration date.

DIRECTOR COMPENSATION TABLE

The table below shows the components of director compensation for Fiscal 2022.

Director Compensation Table – Fiscal 2022
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
M. S. Bort	127,500	103,431	51,788	0	0	0	282,719
T. A. Dosch	130,000	103,431	51,788	0	0	0	285,219
A. N. Harris	117,500	103,431	51,788	0	0	0	272,719
F. S. Hermance	186,000	184,827	92,534	0	0	0	463,361
M. Longhi	102,500	103,431	51,788	0	0	0	257,719
W. J. Marrazzo	102,500	103,431	51,788	0	0	0	257,719
C. Miller	102,500	103,431	51,788	0	0	0	257,719
K. A. Romano	115,000	103,431	51,788	0	0	0	270,219
J. B. Stallings, Jr.	122,500	103,431	51,788	0	0	0	277,719
J. Walsh	102,500	103,431	51,788	0	0	0	257,719

(1) Annual Retainers. In Fiscal 2022, the Company paid its non-management Directors an annual cash retainer of $102,500 for Board service and paid an additional annual cash retainer of $12,500 to members of the Audit Committee, other than the chair of the Committee. The Company also paid an annual retainer to the chair of each of the Committees, other than the Executive Committee, as follows: Audit, $25,000; Compensation and Management Development, $20,000; Corporate Governance, $15,000; Safety, Environmental and Regulatory Compliance, $15,000; and the Pension Committee, $15,000. In addition, the Company paid Mr. Hermance $68,500 for his service as independent Chair of the Board for Fiscal 2022. The Company pays no meeting attendance fees.
(2) Stock Awards. All Directors named above, excluding Mr. Hermance, received 2,300 stock units in Fiscal 2022 as part of their annual compensation. Mr. Hermance received 4,110 stock units in Fiscal 2022 for his service as Chair of the Board. The stock units were granted under the 2021 Plan. Each stock unit represents the right to receive a share of stock and dividend equivalents when the Director ends his or her service on the Board. Stock units earn dividend equivalents on each record date for the payment of a dividend by the Company on its shares. Accrued dividend equivalents are converted to additional stock units annually, on the last date of the calendar year, based on the closing stock price for the Company’s shares on the last trading day of the year. All stock units and dividend equivalents are fully vested when credited to the Director’s account. Account balances become payable 65% in shares and 35% in cash, based on the value of a share, upon retirement or termination of service, unless a deferral election to defer payout of the stock units was made pursuant to the UGI Corporation 2009 Deferral Plan. In the case of a change in control of the Company, the stock units and dividend equivalents will be paid in cash based on the fair market value of the Company’s common stock on the date of the change in control. The amounts shown in column (c) above represent the fair value of the awards of stock units on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements for Fiscal 2022, which are included in our Annual Report on Form 10-K for Fiscal 2022. The dollar value shown in column (c) above reflects each Director’s annual award. The grant date fair value of (i) each Director’s annual award of 2,300 stock units was $103,431, and (ii) Mr. Hermance’s annual award of 4,110 stock units was $184,827. For the number of stock units credited to each Director’s account as of September 30, 2022, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS — SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS, page 58.

(3) Stock Options. All non-employee Directors, excluding Mr. Hermance, received 6,050 stock options in Fiscal 2022 as part of their annual compensation. Mr. Hermance received 10,810 stock options in Fiscal 2022 for his service as Chair of the Board. The options were granted under the 2021 Plan. The option exercise price is not less than 100% of the fair market value of the common stock on the effective date of the grant. The term of each option is generally 10 years, which is the maximum allowable term. The options are fully vested on the effective date of the grant. All options are nontransferable and generally exercisable only while the Director is serving on the Board, with exceptions for exercise following disability, death or retirement. If termination of service occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of service or the original expiration date. In the event of death, the option term will be shortened to the earlier of the expiration of the 12-month period following the Director’s death or the original expiration date. If termination of service occurs due to retirement, as defined in the 2021 Plan, the option remains exercisable through its original expiration date. The amounts shown in column (d) above represent the grant date fair value of each Director’s Fiscal 2022 award. For the number of stock options held by each Director as of September 30, 2022, see SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS — SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS, page 58.

STOCK OWNERSHIP GUIDELINES AND EQUITY PLAN LIMITS FOR INDEPENDENT
DIRECTORS

All independent Directors are required to own Company common stock, together with stock units, in an aggregate amount equal to five times the Director’s base annual cash retainer and to achieve the target level of common stock ownership within five years after joining the Board.

The Company has a $500,000 annual limit with respect to individual Director equity awards. In establishing this limit, the Board of Directors considered competitive pay levels as well as the need to retain its current Directors and attract new directors with the relevant skills and attributes desired in director candidates.

POLICY FOR APPROVAL OF RELATED PERSON TRANSACTIONS

The Board of Directors has adopted a written policy that applies to transactions with related parties. The policy applies to any transaction in which (i) the Company or any of its subsidiaries is a participant, (ii) any related person has a direct or indirect material interest, and (iii) the amount involved exceeds $120,000, except for any such transaction that does not require disclosure under SEC regulations. The Audit Committee of the Board of Directors, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and ratifying related person transactions. The Audit Committee intends to approve or ratify only those related person transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is composed of independent Directors as defined by the rules of the New York Stock Exchange and Securities and Exchange Commission audit committee membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors. A copy of the charter can be found on the Company’s website at www.ugicorp.com (Company — Leadership and Governance — Committees and Charters — Audit Committee). As described more fully in its charter, the role of the Committee is to assist the Board of Directors in its oversight of the quality and integrity of the Company’s financial reporting process. The Committee also has the sole authority to appoint, retain, fix the compensation of, and oversee the work of, the Company’s independent auditors, as well as review the services performed by the Company’s internal audit department.

In this context, the Committee has met and held discussions with management and the independent auditors to review and discuss the Company’s internal control over financial reporting, the interim unaudited financial statements, and the audited financial statements for Fiscal 2022. The Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accountants on the effectiveness of the Company’s internal control over financial reporting. The Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent auditors their independence.

Management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The Committee appointed Ernst & Young LLP (“EY”) to audit the Company’s financial statements as of and for Fiscal 2022. In August 2014, the Committee first approved the engagement of EY as the Company’s independent registered public accounting firm for the fiscal year ended September 30, 2015. The Committee considered a variety of factors in selecting EY as the Company’s independent registered public accounting firm, including the firm’s independence and internal quality controls, the overall depth of talent, and EY’s experience with the Company’s industry and companies of similar scale and size. In determining whether to reappoint EY as the Company’s independent registered public accounting firm for Fiscal 2022, the Committee again took those factors into consideration along with its review of the past performance of EY and EY’s familiarity with the Company’s business and internal control over financial reporting. EY’s audit report appears in our Annual Report on Form 10-K for Fiscal 2022. The Committee is responsible for the audit fee negotiations associated with the retention of EY.

The members of the Committee are not professionally engaged in the practice of auditing or accounting. The members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that our auditors are, in fact, “independent.”

Based upon the reviews and discussions described in this report, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for Fiscal 2022 for filing with the SEC.

Audit Committee

M. Shawn Bort, Chair
Theodore A. Dosch
Kelly A. Romano

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In the course of its meetings, the Audit Committee considered whether the provision by Ernst & Young LLP of the professional services described below was compatible with Ernst & Young LLP’s independence. The Committee concluded that our independent registered public accounting firm is independent from the Company and its management.

Consistent with the SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of and overseeing the work of the Company’s independent accountants. In recognition of this responsibility, the Audit Committee has a policy of pre-approving audit and permissible non-audit services provided by the independent accountants. The Audit Committee has also delegated limited approval authority to its chair, such authority to be exercised in the intervals between meetings, in accordance with the Audit Committee’s pre-approval policy.

Prior to engagement of the Company’s independent registered public accounting firm for the next year’s audit, management submits to the Audit Committee for approval a list of services expected to be rendered during that year, and fees related thereto. The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accountants in Fiscal 2022 and 2021, were as follows:

	2022	2021
Audit Fees (1)	$8,400,000	$8,130,000
Audit-Related Fees (2)	$172,000	$391,000
Tax Fees (3)	$70,000	$704,000
All Other Fees (4)	$10,000	$105,000
Total Fees for Services Provided	$8,652,000	$9,330,000

(1)	Audit Fees for Fiscal 2022 and Fiscal 2021 were for audit services, including (i) the annual audit of the consolidated financial statements of the Company, (ii) statutory audits, (iii) review of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and (iv) services that only the independent registered public accounting firm can reasonably be expected to provide, including the issuance of comfort letters.
(2)	Audit-Related Fees for Fiscal 2022 and Fiscal 2021 relate to audits of subsidiary financial statements and debt compliance letters.
(3)	Tax Fees for Fiscal 2022 and Fiscal 2021 were for tax compliance or advisory services at the Company and the Company’s international subsidiaries.
(4)	All Other Fees for Fiscal 2022 and Fiscal 2021 were for software license fees. Fees for Fiscal 2021 also included services provided for sustainability assessment.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE OF THE BOARD OF DIRECTORS

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Committee recommended to the Company’s Board of Directors, and the Board of Directors approved, the inclusion of the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and the Company’s proxy statement for the 2023 Annual Meeting of Shareholders.

Compensation and Management
Development Committee

James B. Stallings, Jr., Chair
Mario Longhi
William J. Marrazzo

Notwithstanding anything to the contrary, the reports of the Audit Committee and the Compensation and Management Development Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the following executive officers: Roger Perreault, our President and Chief Executive Officer; Ted J. Jastrzebski, our Chief Financial Officer; Robert F. Beard, our Executive Vice President, Natural Gas, Global Engineering & Construction, and Procurement, and the Chief Executive Officer of our subsidiaries, UGI Utilities, Inc. (“Utilities”) and Mountaineer Gas Company (“Mountaineer”); Monica M. Gaudiosi, our Vice President, General Counsel and Secretary; and Judy Zagorski, our Chief Human Resources Officer. We refer to these executive officers as our “named executive officers” for Fiscal 2022.

Compensation decisions for Mr. Perreault were made by the independent members of our Board of Directors after receiving the recommendations of its Compensation and Management Development Committee (the “Committee”), while compensation decisions for Messrs. Jastrzebski and Beard and Mses. Gaudiosi and Zagorski were made by the Committee. For ease of understanding, we will use the term “we” to refer to UGI Corporation, UGI International, LLC (“UGI International”), Utilities, and UGI Energy Services, LLC (“Energy Services”) in the relevant compensation discussions, unless the context indicates otherwise.

EXECUTIVE SUMMARY

Our compensation program for named executive officers is designed to provide a competitive level of total compensation; motivate and encourage our executives to contribute to our financial success; retain talented and experienced executives; and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value. As set forth in this Compensation Discussion and Analysis, the level of compensation received by the Company’s named executive officers in Fiscal 2022 reflects the Company’s performance during Fiscal 2022.

•	Overview of Performance
	•	Reported Fiscal 2022 diluted earnings per share of $4.97 and adjusted diluted earnings per share[1] (“Adjusted EPS”) of $2.90.
	•	The Board of Directors increased the Company’s annual dividend rate by approximately 4.3% (the 35th consecutive year of annual dividend increases).
	•	In Fiscal 2022, the Company continued integration efforts related to the Fiscal 2021 acquisition of Mountaineer, the largest gas local distribution company in West Virginia, and completed the acquisition of the Stonehenge business, which includes the acquisition of a natural gas gathering system located in Western Pennsylvania comprised of more than 47 miles of pipeline and associated compression assets.
	•	The Company continued to make significant progress on its environmental, social and governance (“ESG”) initiatives, including through (i) its commitment to invest in renewal energy solutions, (ii) its reduction in emissions, including its commitment to reduce Scope I emissions by 55% by 2025 and to reduce methane emissions by 92% by 2030 and 95% by 2040, and (iii) its continued commitment to the Company’s Belonging, Inclusion, Diversity and Equity (“BIDE”) initiative.
	•	In Fiscal 2022, the Company invested in a number of key renewable energy areas, including RNG, bio-LPG and renewable dimethyl ether, a low-carbon sustainable liquid gas, and made progress on our commitment to invest between $1 billion and $1.25 billion in renewable investments by 2025. As part of this commitment, the Company’s natural gas businesses are exploring RNG opportunities, involving both distribution and RNG feedstock infrastructure, and our LPG businesses are developing bio-LPG sources to augment our existing bio-LPG source in Sweden.

1 UGI Corporation’s Fiscal 2022 diluted earnings per share were adjusted to exclude (i) the impact of changes in unrealized gains and losses on commodity and certain foreign currency derivative instruments not associated with current period transactions ($2.28 gain per diluted share), (ii) business transformation expenses ($.03 per diluted share), (iii) impairments of certain equity method investments and assets ($.12 per diluted share), (iv) debt extinguishment ($.03 per diluted share), (v) the impact of a change in tax law ($.09 loss per diluted share), and (vi) restructuring costs ($.12 per diluted share).

•	Fiscal 2022 Components

The following chart summarizes the principal elements of our Fiscal 2022 executive compensation program. We describe these elements, as well as retirement, severance and other benefits, in more detail later in this Compensation Discussion and Analysis.

Principal Components of Compensation Paid to Named Executive Officers in Fiscal 2022

Component	Principal Objectives	Fiscal 2022 Compensation Actions
Base Components
Salary	Compensate executive as appropriate for executive’s position, experience and responsibilities based on market data.	Merit salary increases ranged from 0% to 5.8% for all named executive officers (average of 3.0%).
Annual Bonus Awards	Motivate executive to focus on achievement of our annual business objectives.	Target incentives ranged from 70% to 125% of salary. Actual bonus payouts to our named executive officers ranged from 70.3% to 126.7% of target, primarily based on achievement of financial, safety, and diversity & inclusion goals.
Long-Term Incentive Awards
Stock Options	Align executive interests with shareholder interests; create a strong financial incentive for achieving or exceeding long-term performance goals, as the value of stock options is a function of the price of our stock.	The number of shares underlying option awards ranged from 119,260 shares to 22,690 shares.
Performance Units	Align executive interests with shareholder interests; create a strong financial incentive for achieving long-term performance goals by encouraging total Company shareholder return that compares favorably to companies with overlapping business operations.	The number of UGI performance units awarded in Fiscal 2022 ranged from 35,230 to 6,700. Performance units granted in Fiscal 2022 (payable in UGI Corporation common stock) will be earned based on total shareholder return (“TSR”) of Company stock relative to a custom TSR peer group (the “UGI Performance Peer Group”) over a three-year period. Prior to Fiscal 2021, UGI performance units will be earned based on TSR of Company stock relative to entities in a utility-based index over a three-year period.
Restricted Stock Units	Align executive interests with shareholder interests and enhance the retentive element of our compensation program while deterring excessive risk taking; create a strong financial incentive for achieving or exceeding long-term performance goals, as the value of restricted stock units, subject solely to time-based vesting, is a function of the price of our stock.	The number of shares underlying UGI restricted stock unit awards ranged from 22,900 shares to 4,360 shares.

•	Link Between Our Financial Performance and Executive Compensation

The Committee sets rigorous goals for our executive officers that are directly tied to the Company’s financial performance and our total return to our shareholders. We believe that the performance-based components of our compensation program, namely our annual bonuses, stock options and performance units, have effectively linked our executives’ compensation to our financial performance. The following charts set forth the Company’s Adjusted EPS performance from Fiscal 2020 through Fiscal 2022 as well as the Company’s three-year stock performance compared to the (i) S&P Utilities Index, (ii) Russell MidCap Utilities Index (exclusive of telecommunications companies) (“Adjusted Russell MidCap Utilities Index”), the peer group referenced by the Committee for purposes of the Company’s long-term compensation plan through Fiscal 2020, and (iii) UGI Performance Peer Group, which is the peer group referenced by the Committee for purposes of the Company’s long-term compensation plan beginning in Fiscal 2021.

Adjusted Diluted EPS	UGI Corporation 3-Year TSR Compared to Peer Groups and S&P500 Utilities Index

The Summary Compensation Table reflects the grant-date fair value for equity awards, as required. However, we believe that a better assessment of amounts earned through equity awards can be made by considering our executives’ realizable pay. While UGI Corporation performance unit awards resulted in payouts in two of the last five performance cycles, there was no payout for the UGI Corporation performance unit awards cycle ended December 31, 2019, December 31, 2020, or December 31, 2021. In addition, the current cycle scheduled to end December 31, 2022 is tracking towards no payout. Further, the Fiscal 2020, 2021 and 2022 stock option awards were “underwater” as of September 30, 2022, meaning that the exercise price for those option awards was higher than the market price of UGI Corporation common stock on that date. As an example, Mr. Perreault’s realized pay of $1,725,373 (consisting of Mr. Perreault’s base salary and bonus) for Fiscal 2022 was approximately 29% of his total target compensation opportunity of $6,060,694 disclosed in the Summary Compensation Table. Mr. Perreault did not receive a performance unit payout in Fiscal 2022 and did not exercise any “in-the-money” stock options in Fiscal 2022.

Short-Term Incentives — Annual Bonuses

Our annual bonuses are directly tied to key financial metrics as well as safety performance and achievement of a diversity and inclusion (“D&I”) goal. Additional details on the components of the annual bonuses for our named executive officers are set forth in more detail in this Compensation Discussion and Analysis.

As illustrated in the chart below, when the Company’s Adjusted EPS is below the targeted goal, the annual bonus percentage paid to a named executive officer is less than the targeted payout amount. Similarly, when Adjusted EPS exceeds the targeted goal, the annual bonus percentage paid to a named executive officer exceeds the targeted payout amount. The foregoing correlation between Adjusted EPS and bonus payout amounts would also be true with respect to the financial metrics applied to the annual bonus payout for Mr. Beard.

The Committee has discretion under our executive annual bonus plans to (i) adjust Adjusted EPS and adjusted earnings before interest and taxes (“EBIT”) for extraordinary items or other events as the Committee deems appropriate, and (ii) increase or decrease the amount of an award determined to be payable under the bonus plan by up to 50%. See COMPENSATION DISCUSSION AND ANALYSIS — Elements of Compensation — Annual Bonus Awards, beginning on page 36. The following table demonstrates the strong link between Company financial performance and bonus payout percentages by illustrating that the Company’s Adjusted EPS (as compared to the targeted Adjusted EPS range) during each of the last three fiscal years directly correlates to the bonus payouts for our executives.

Fiscal Year	UGI Corporation Targeted Adjusted EPS Range	UGI Corporation Adjusted EPS for Bonus	Safety Leverage (1)	Diversity & Inclusion Goal (2)	% of Target Bonus Paid
2022	$3.05-$3.25	$ 2.90	0%	130%	70.3%
2021	$2.65-$2.95	$ 2.96	77.6%	150%	110.1%
2020	$2.60-$2.90	$ 2.48	119%	N/A	70.9%

(1)	In Fiscal 2020, the Company implemented a standalone safety performance goal as part of the Company’s and each of its business units’ annual bonus plans. Ten percent of the annual bonus opportunity in Fiscal 2022, Fiscal 2021 and Fiscal 2020 was tied to safety performance. The portion of the award tied to safety performance is not contingent on a payout under any other annual bonus component.
(2)	In Fiscal 2021, the Company implemented a standalone D&I performance goal as part of the Company’s commitment to D&I initiatives and support of the Company’s BIDE initiative. Ten percent of the annual bonus opportunity in Fiscal 2022 and Fiscal 2021 was tied to this D&I goal. The portion of the award tied to D&I performance is not contingent on a payout under any other annual bonus component.

Long-Term Incentive Compensation

Our long-term incentive compensation program, principally comprised of stock options, restricted stock units, and performance units, is intended to create a strong financial incentive for achievement of the Company’s long-term performance goals. In addition, linking equity to compensation aligns our executives’ interests with shareholder interests.

Long-Term Incentives — Stock Options

Beginning in Fiscal 2021, stock options comprise 25% of the target long-term incentive award for our named executive officers. Stock options previously comprised 50% of the target long-term incentive award for named executive officers. Stock option values reported in the Summary Compensation Table reflect the valuation methodology mandated by regulations established by the SEC, which is based on grant date fair value as determined under U.S. generally accepted accounting principles (“GAAP”). Therefore, the amounts shown under “Option Awards” in the Summary Compensation Table do not reflect performance of the underlying shares subsequent to the grant date. From our executives’ perspectives, the value of a stock option is based on the excess of the market price of the underlying shares over the exercise price (sometimes referred to as the “intrinsic value”) and, therefore, is directly affected by market performance of the Company’s common stock. As a result of the Company’s recent performance, the fiscal year-end intrinsic value of the options granted to our executives in Fiscal 2022, Fiscal 2021 and Fiscal 2020 is zero. The table below illustrates the intrinsic value of the stock options granted to Mr. Perreault in Fiscal 2022, Fiscal 2021 and Fiscal 2020, respectively.

Fiscal Year	Number of Shares Underlying Options Granted to Mr. Perreault	Summary Compensation Table Option Awards Value	Exercise Price Per Share	Price Per Share at 9/30/22	Total Intrinsic Value of Options at 9/30/22
2022	119,260	$1,012,517	$45.91	$32.33	$0.00
2021	90,710	$619,770	$40.93 (1)	$32.33	$0.00
2020	109,010	$631,168	$45.16	$32.33	$0.00

(1)	This exercise price represents an average of the exercise prices for Mr. Perreault’s annual grant of UGI stock options and an additional grant in connection with his promotion to President and Chief Executive Officer in Fiscal 2021.

Long-Term Incentives — Performance Units

Performance units comprise 50% of the target long-term incentive award for our named executive officers. Performance units are valued upon grant date in accordance with SEC regulations, based on grant date fair value as determined under GAAP. Nevertheless, the actual number of shares ultimately awarded is entirely dependent on the TSR of UGI Corporation common stock relative to a competitive peer group, which will not be finally determined with respect to performance units granted in Fiscal 2022 until the end of calendar year 2024.

The following table shows the correlation between (i) levels of UGI Corporation TSR and long-term incentive compensation paid in each of the previous four fiscal years, and (ii) the estimated payout in Fiscal 2022 using September 30, 2022, instead of December 31, 2022, as the end of the three-year performance period. The table also compares UGI Corporation’s TSR to the average shareholder return of the Company’s peer group. TSR for UGI Corporation is compared to companies in the Adjusted Russell MidCap Utilities Index for the performance periods that began in calendar years 2016 through 2020. TSR for UGI Corporation is compared to the UGI Performance Peer Group for performance periods beginning in calendar year 2021.

Performance Period (Calendar Year)	UGI Corporation Total Shareholder Return Ranking Relative to Peer Group	UGI Corporation Total Shareholder Return (1)	Total Average Shareholder Return of Peer Group (Excluding UGI Corporation)	UGI Corporation Performance Unit Payout as a Percentage of Target
2020 — 2022 (2)	31st out of 31 (0 percentile)	(22.1)%	4.7%	0.0%
2019 — 2021	29th out of 31 (6.7th percentile)	(12.0)%	23.2%	0.0%
2018 — 2020	29th out of 29 (0 percentile)	(22.4)%	21.9%	0.0%
2017 — 2019	27th out of 28 (4th percentile)	9.18%	58.6%	0.0%
2016 — 2018	4th out of 30 (90th percentile)	70.5%	54.4%	199.1%

(1)	Calculated in accordance with the UGI Corporation 2013 Omnibus Incentive Compensation Plan (the “2013 Plan”).
(2)	Estimated ranking and payout reflects the TSR of UGI Corporation for the 2020-2022 performance period through September 30, 2022. Actual payout will be determined based on performance through December 31, 2022. It is important to note that the performance periods are based on calendar years, which do not conform to the Company’s fiscal years.

Long-Term Incentives — Restricted Stock Units

Restricted stock units comprise 25% of the target long-term incentive award for our named executive officers. Restricted stock units are time-based and generally cliff vest in three years, subject to continued employment. The value of restricted stock units is tied to the performance of the market value of the Company’s common stock and the grant date value is calculated in accordance with the grant date accounting value.

The link between the Company’s financial performance and our executive compensation program is evident in the supplemental tables provided above. The Committee believes there is an appropriate link between executive compensation and the Company’s performance.

•	Compensation and Corporate Governance Practices

The Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

•	The Committee is composed entirely of directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.
•	The Committee utilizes the services of Pay Governance LLC (“Pay Governance”), an independent outside compensation consultant. The Committee believes that, during Fiscal 2022, there was no conflict of interest between Pay Governance and the Committee. In reaching the foregoing conclusions, the Committee considered the factors set forth by the New York Stock Exchange regarding compensation committee advisor independence.
•	The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2022, 68% of the principal compensation components, in the case of Mr. Perreault, and 57% to 60% of the principal compensation components, in the case of all other named executive officers, were variable and tied to performance objectives.
•	The Company awards a substantial portion of compensation in the form of long-term awards, namely performance stock units, restricted stock units, and stock options, so that executive officers’ interests are aligned with the interests of shareholders and long-term Company performance.
•	Annual bonus opportunities for the named executive officers are based primarily on key financial metrics, safety performance, and D&I goals. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance.
•	At our 2022 Annual Meeting, nearly 95% of our voting shareholders voted to approve the compensation of our named executive officers and, at our 2021 Annual Meeting, 91% of our voting shareholders voted to approve the UGI Corporation 2021 Incentive Award Plan.
•	We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). We require a double trigger for the accelerated vesting of equity awards in the event of a change in control. In addition, none of our named executive officers have change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 53.
•	We have robust stock ownership guidelines. See COMPENSATION DISCUSSION AND ANALYSIS — Stock Ownership and Retention Policy, beginning on page 42.
•	We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement due to material non-compliance with financial reporting requirements.
•	We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation, (ii) holding UGI Corporation securities in margin accounts as collateral for a margin loan, and/or (iii) pledging the securities of UGI Corporation. The policy specifically prohibits hedging or monetization transactions through the use of prepaid variable forwards, equity swaps, collars and/or exchange funds.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation program for our named executive officers is designed to provide a competitive level of total compensation necessary to attract and retain talented and experienced executives. Additionally, our compensation program is intended to motivate and encourage our executives to contribute to our success and reward our executives for leadership excellence and performance that promotes sustainable growth in shareholder value while deterring excessive risk taking.

In Fiscal 2022, the components of our compensation program included salary, annual bonus awards, long-term incentive compensation (performance unit awards, restricted stock unit awards, and stock option grants), retirement benefits and other benefits, such as minimal perquisites, all as described in greater detail in this Compensation Discussion and Analysis. We believe that the elements of our compensation program are essential components of a balanced and competitive compensation program to support our annual and long-term goals.

DETERMINATION OF COMPETITIVE COMPENSATION

In determining Fiscal 2022 compensation, the Committee engaged Pay Governance as its compensation consultant. The primary duties of Pay Governance were to:

•	provide the Committee with independent and objective market data;
•	conduct compensation analyses;
•	review and advise on pay programs and salary, target bonus and long-term incentive levels applicable to our executives;
•	review components of our compensation program as requested from time to time by the Committee and recommend plan design changes, as appropriate; and
•	provide general consulting services related to the fulfillment of the Committee’s charter.

Pay Governance has not provided actuarial or other services relating to pension and post-retirement plans or services related to other benefits to us or our affiliates, and generally all of its services are those that it provides to the Committee. Pay Governance has provided market data for positions below the senior executive level as requested by management as well as market data for Director compensation, but its fees for this work historically are modest relative to its overall fees.

In assessing competitive compensation, we referenced market data provided to us in Fiscal 2022 by Pay Governance. Pay Governance provided us with two reports: the “2021 Executive Cash Compensation Review” and the “2021 Executive Long-Term Incentive Review.” We do not benchmark against specific companies in the databases utilized by Pay Governance in preparing its reports. Our Committee does benchmark, however, by using Pay Governance’s analysis of compensation databases that include numerous companies as a reference point to provide a framework for compensation decisions. Our Committee exercises discretion and also reviews other factors, such as internal equity (both within and among our business units) and sustained individual and company performance, when setting our executives’ compensation.

In order to provide the Committee with data reflecting the relative sizes of UGI’s non-utility and utility businesses, Pay Governance first referenced compensation data for comparable executive positions in each of the Willis Towers Watson 2021 General Industry Executive Compensation Database (“General Industry Database”) and the Willis Towers Watson 2021 Energy Services Executive Compensation Database (“Energy Services Database”). Willis Towers Watson’s General Industry Database is comprised of approximately 930 companies from a broad range of industries, including oil and gas, aerospace, automotive and transportation, chemicals, computer, consumer products, electronics, food and beverages, metals and mining, pharmaceutical and telecommunications. The Willis Towers Watson Energy Services Database is comprised of approximately 125 companies, primarily utilities. For Messrs. Perreault and Jastrzebski and Mses. Gaudiosi and Zagorski, Pay Governance weighted the General Industry Database survey data 75% and the Energy Services Database survey data 25% and added the two. For example, if the relevant market rate for a particular executive position derived from information in the General Industry Database was $100,000 and the relevant market rate derived from information in the Energy Services Database was $90,000, Pay Governance would provide us with a market rate of $97,500 for that position (($100,000 x 75% = $75,000) plus ($90,000 x 25% = $22,500)). The impact of weighting information derived from the two databases is to obtain a market rate designed to approximate the relative sizes of our non-utility and utility businesses. For Mr. Beard, we referenced the Energy

Services Database. The identities of the companies that comprise the databases utilized by Pay Governance have not been disclosed to us by Pay Governance.

We generally seek to position a named executive officer’s salary grade so that the midpoint of the salary range for his or her salary grade approximates the 50th percentile of the “going rate” for comparable executives included in the executive compensation database material referenced by Pay Governance. By comparable executive, we mean an executive having a similar range of responsibilities and the experience to fully perform these responsibilities. Pay Governance size-adjusted the survey data to account for the relative revenues of the survey companies in relation to ours. Using this adjustment, Pay Governance developed going rates for positions comparable to those of our executives, as if the companies included in the respective databases had revenues similar to ours. We believe that Pay Governance’s application of size adjustments to applicable positions in these databases is an appropriate method for establishing market rates. After consultation with Pay Governance, we considered salary grade midpoints that were within 15% of the median going rate developed by Pay Governance to be competitive.

The Committee seeks to target a named executive officer’s total direct compensation opportunity (comprised of base salary, annual bonus award and long-term incentive awards) to be within a range of 85% to 115% of the 50th percentile of the survey data. In general, compensation levels for an executive officer who is new to a position tend to be at the lower end of the competitive range, while seasoned or more experienced executive officers may be positioned at the higher end of the competitive range.

ELEMENTS OF COMPENSATION

•	Salary

Salary is designed to compensate executives for their level of responsibility and sustained individual performance. We pay our executive officers a salary that is competitive with that of other executive officers providing comparable services, taking into account the size and nature of the business of the Company.

As noted above, we seek to establish the midpoint of the salary grade for the positions held by our named executive officers at approximately the 50th percentile of the going rate for executives in comparable positions. Based on the data provided by Pay Governance in July 2021, we increased the range of salary in each salary grade for Fiscal 2022 for each named executive officer, other than Mr. Perreault, by 2%. The Committee established Mr. Perreault’s Fiscal 2022 salary below the market median of comparable executives as identified by Pay Governance based on its analysis of the executive compensation databases, which is considered standard practice for internally promoted Chief Executive Officers in their first few years in the role.

For Fiscal 2022, the merit increases were targeted at 3%, and individual increases were based on performance evaluations and the individual’s position within the salary range. Performance evaluations were based on qualitative and subjective assessments of each individual’s contribution to the achievement of our business strategies, including the development of growth opportunities and leadership in carrying out our talent development program. Mr. Perreault, in his capacity as President and Chief Executive Officer of the Company, had additional goals and objectives for Fiscal 2022, as established during the first quarter of Fiscal 2022. Mr. Perreault’s annual goals and objectives included the advancement of D&I initiatives, including our BIDE initiative, the advancement of ESG efforts, including a strategy into low carbon and renewable energy solutions, and other strategic initiatives and commitments related to the Company’s financial and safety performance.

The following table sets forth each named executive officer’s Fiscal 2022 salary.

Name	Salary	Percentage Increase over Fiscal 2021 Salary
Roger Perreault (1)	$900,000	0.0%
Ted J. Jastrzebski	$701,763	3.0%
Robert F. Beard	$550,000	5.8%
Monica M. Gaudiosi	$534,992	3.0%
Judy Zagorski	$500,762	3.2%

(1)	Mr. Perreault’s base salary increased to $900,000, effective June 26, 2021, to reflect his promotion to the role of the Company’s President and Chief Executive Officer. At that time, it was determined that he would not be eligible for an additional base salary increase until Fiscal 2023.

•	Annual Bonus Awards

Our named executive officers participate in the UGI Corporation Executive Annual Bonus Plan (the “UGI Bonus Plan”) and in subsidiary bonus plans, as applicable. In determining each executive position’s target award level under our annual bonus plans, we considered database information derived by Pay Governance regarding the percentage of salary payable upon achievement of target goals for executives in similar positions at other companies as described above. In establishing the target award level, we positioned the amount at approximately the 50th percentile for comparable positions.

Eighty percent of the target bonus award opportunity for each of Messrs. Perreault and Jastrzebski and Mses. Gaudiosi and Zagorski is based on UGI Corporation Adjusted EPS, as adjusted for bonus purposes (financial performance portion of the award opportunity), 10% is based on the achievement of a safety performance goal tied to weighted average safety results of UGI Corporation, Utilities, Energy Services, AmeriGas Propane, L.P. and UGI International (safety performance portion of the award opportunity), and 10% is based on the achievement of a D&I goal tied to the Company’s multi-dimensional strategy to deepen and improve the organization’s commitment to its D&I and BIDE initiatives (D&I performance portion of the award opportunity).

The following table summarizes Mr. Beard’s target bonus award opportunity:

Utilities/Mountaineer – 35%	Energy Services – 25%	UGI Corporation – 40%
• 80% tied to Utilities/ Mountaineer EBIT	• 80% tied to Energy Services EBIT	• 100% tied to UGI Corporation Adjusted EPS
• 10% tied to Utilities/ Mountaineer safety goal	• 10% tied to Energy Services safety goal
• 10% tied to D&I goal	• 10% tied to D&I goal

The financial performance portion of the award opportunity for each named executive officer was structured so that (i) no amount would be payable unless relevant financial metric achievement was at least 85% of the target amount, (ii) the target award would be payable if the relevant financial metric was fully achieved, and (iii) up to 200% of the target award would be payable if the relevant financial metric achieved equaled or exceeded 110% of the relevant financial target. The safety performance portion and D&I performance portion of the overall bonus award target are each independent of the achievement of a financial performance payout. The safety performance goal reflects the degree of achievement of a predetermined safety performance objective tied to Fiscal 2022 Occupational Safety and Health Administration (“OSHA”) recordables. The D&I goal is intended to reinforce the Company’s commitment to a multidimensional strategy to deepen and improve the Company’s awareness of D&I and support the Company’s BIDE initiative, including enhanced recruiting efforts of under-represented candidates, dedication of leadership resources and establishment of a more formal supplier diversity framework. For Fiscal 2022, both the safety and D&I performance portions of the award opportunity ranged from no payout if the performance targets were below an established threshold to a maximum of 150% if performance exceeded target. We believe the relevant safety and D&I performance targets for Fiscal 2022 represented achievable, but challenging performance targets.

We believe that annual bonus payments to our most senior executives should reflect our overall financial results for the fiscal year, and the metrics described above provide “bottom line” measures of the performance of an executive in a large, well-established corporation. In addition, we believe that achievement of superior safety performance is an important short-term and long-term strategic initiative and is therefore included as a standalone component of the annual bonus calculation. We also believe that achievement of our D&I performance goal is an important step in advancing the Company’s dedication to deepen and improve our commitment to D&I and BIDE initiatives as we continue to embrace the diversity and uniqueness of individuals and cultures and the varied perspectives they provide.

The following table summarizes the relevant ranges for targeted financial performance, actual financial performance achievement, actual safety performance achievement, and actual D&I performance achievement for Fiscal 2022.

	Targeted financial performance range	Actual financial performance result achieved for bonus	Actual safety performance result achieved for bonus	Actual D&I performance result achieved for bonus
UGI Corporation	$3.05-$3.25 Adjusted EPS	$2.90	0%	130%
Utilities/Mountaineer	$290-$340 million Adjusted EBIT	$336.3	0%	130%
Energy Services	$185-$235 million Adjusted EBIT	$269.5	150%	130%

As a result of the foregoing achievement of financial, safety and D&I performance results, as modified by the Committee, the following annual bonus payments were made for Fiscal 2022:

Name	Percent of Target Bonus Paid	Payout
Roger Perreault	70.3%	$790,763
Ted J. Jastrzebski	70.3%	$394,616
Robert F. Beard	126.7%	$557,273
Monica M. Gaudiosi	70.3%	$263,232
Judy Zagorski	70.3%	$246,390

•	Long-Term Compensation — Fiscal 2022 Equity Awards

Background and Determination of Grants

Our long-term incentive compensation is intended to create a strong financial incentive for achieving or exceeding long-term performance goals and to encourage executives to hold a significant equity stake in our Company in order to align the executives’ interests with shareholder interests. Additionally, we believe our long-term incentive compensation program provides us the ability to attract and retain talented executives in a competitive market.

Our long-term compensation for Fiscal 2022 included UGI Corporation stock option grants, restricted stock units, and performance units, which were all awarded under the UGI Corporation 2021 Incentive Award Plan (the “2021 Plan”). Each restricted stock unit represents the right to receive a share of common stock after three years of employment and each performance unit represents the right of the recipient to receive a share of common stock if specified performance goals and other conditions are met. UGI Corporation stock options generally have a term of 10 years and become exercisable in three equal annual installments beginning on the first anniversary of the grant date, while our restricted stock units generally cliff vest on the third anniversary of the date of grant, subject to continued employment with the Company. UGI Corporation performance units are tied to the three-year TSR performance of the Company’s common stock relative to that of the companies in the UGI Performance Peer Group.

As is the case with cash compensation and annual bonus awards, we referenced Pay Governance’s analysis of executive compensation database information in establishing equity compensation for the named executive officers. In determining the total dollar value of the long-term compensation opportunity to be provided in Fiscal 2022, we initially referenced (i) median salary information, and (ii) competitive median market-based long-term incentive compensation information, both as calculated by Pay Governance. Pay Governance also provided competitive market incentive levels based on its assessment of accounting values. Accounting values are reported directly by companies to the survey databases and are determined in accordance with GAAP.

For our named executive officers, we applied approximately 25% of the amount of the long-term incentive opportunity to UGI stock options, approximately 25% to UGI restricted stock units, and approximately 50% to UGI performance units. Because the value of stock options is a function of the appreciation or depreciation of our stock price, stock options are designed to align the executive’s interests with shareholder interests. As explained in more detail below, the restricted stock units are designed to deter unnecessary risk taking while also aligning executive’s interests with shareholder interests, and performance units are designed to encourage increased total shareholder return over a period of time.

While management used the Pay Governance calculations as a starting point, in accordance with past practice, management recommended adjustments to the median levels of Company stock options, restricted stock units, and performance units calculated by Pay Governance. The adjustments were designed to address historic grant practices and internal pay equity (both within and among our business units). For purposes of determining the number of shares available under the 2021 Plan, (i) each stock option granted is deemed to equal one share and (ii) each performance unit earned and paid in shares of stock and each stock unit granted and expected to be paid in shares of stock is deemed to equal 3.00 shares.

As a result of the Committee’s acceptance of management’s recommendations (and, as to Mr. Perreault, approval by the independent members of the Board of Directors), the named executive officers received the following grants:

Name	Shares Underlying Stock Options # Granted	Performance Units # Granted	Restricted Stock Units # Granted
Roger Perreault	119,260	35,230	22,900
Ted J. Jastrzebski	36,300	10,720	6,970
Robert F. Beard	29,780	8,800	5,720
Monica M. Gaudiosi	25,500	7,530	4,900
Judy Zagorski	22,690	6,700	4,360

Peer Group and Performance Metrics

While the value of performance units awarded to the named executive officers was determined as described above, the actual number of shares underlying performance units to be paid out at the expiration of the three-year performance period will be based upon the Company’s comparative TSR over the period from January 1, 2022 to December 31, 2024. Specifically, with respect to Company performance units, we will compare the TSR of the Company’s common stock relative to the TSR performance of those companies comprising the UGI Performance Peer Group as of the beginning of the performance period using the comparative returns methodology used by Bloomberg L.P. or its successor at the time of calculation. In computing TSR, the Company uses the average of the daily closing prices for its common stock and the common stock of each company in the UGI Performance Peer Group for the calendar quarter prior to January 1 of the beginning and end of a given three-year performance period. In addition, TSR gives effect to all dividends throughout the three-year performance period as if they had been reinvested. We will only remove a company that was included in the UGI Performance Peer Group at the beginning of a performance period if such company ceases to exist during the applicable performance period. The companies in the UGI Performance Peer Group as of January 1, 2022 were as follows:

Atmos Energy Corporation Cheniere Energy, Inc. Chesapeake Utilities Corporation	National Fuel Gas Company New Jersey Resources Corporation Northwest Natural Holding Company	Southwest Gas Holdings, Inc. Spire Inc. Suburban Propane Partners, L.P.
DCP Midstream, LP	ONE Gas, Inc.	Superior Plus Corp.
DCC plc	ONEOK, Inc.	Targa Resources Corp.
Equitrans Midstream Corporation	South Jersey Industries, Inc.	The Williams Companies, Inc.

The UGI Performance Peer Group replaced the Adjusted Russell MidCap Utilities with respect to performance unit grants beginning in Fiscal 2021. The Committee determined that the UGI Performance Peer Group is an appropriate peer group as a result of a shift in the Company’s business composition.

The minimum award, equivalent to 25% of the number of performance units, will be payable if the Company’s TSR rank is at the 25th percentile of the UGI Performance Peer Group. The target award, equivalent to 100% of the number of performance units, will be payable if the TSR rank is at the 50th percentile. The maximum award, equivalent to 200% of the number of performance units, will be payable if the Company’s TSR rank is at the 90th percentile of the UGI Performance Peer Group.

Each award payable to the named executive officer provides a number of the Company’s shares equal to the number of performance units earned. After the Committee has determined that the conditions for payment have been satisfied, the Company has the authority to provide for a cash payment to the named executives in lieu of a limited number of the shares payable. The cash payment is based on the value of the securities at the end of the performance period and is designed to meet minimum statutory tax withholding requirements. In the event that executives earn shares in excess of the target award, the value of the shares earned in excess of the target is paid entirely in cash.

All performance units have dividend equivalent rights. A dividend equivalent is an amount determined by multiplying the number of performance units credited to the recipient’s account by the per-share cash dividend or the per-share fair market value of any non-cash dividend paid by the Company during the performance period on Company shares on a dividend payment date. Accrued dividend equivalents are payable in cash based on the number of common shares, if any, paid out at the end of the performance period.

•	Long-Term Compensation — Payout of Performance Units for 2019-2021 Period

UGI Corporation performance units covering the period from January 1, 2019 to December 31, 2021 did not satisfy the threshold performance target and therefore no payouts occurred during Fiscal 2022. For that period, the Company’s TSR ranked 29th relative to the other companies in the Adjusted Russell Midcap Utilities Index, placing the Company at the 6.7 percentile ranking, resulting in no payout of the target award.

•	Perquisites and Other Compensation

We provide limited perquisite opportunities to our executive officers. We provide reimbursement for tax preparation services (discontinued in Fiscal 2011 for newly hired executives), airline membership reimbursement and limited spousal travel. Our named executive officers may also occasionally use the Company’s tickets for sporting events for personal rather than business purposes. The aggregate cost of perquisites for each named executive officer in Fiscal 2022 was less than $10,000.

•	Other Benefits

Our named executive officers participate in various retirement, pension, deferred compensation and severance plans, which are described in greater detail in the Ongoing Plans and Post-Employment Agreements section of this Compensation Discussion and Analysis. We also provide employees, including the named executive officers, with a variety of other benefits, including medical and dental benefits, disability benefits, life insurance and paid time off for holidays and vacations. These benefits generally are available to all of our full-time employees.

ONGOING PLANS AND POST-EMPLOYMENT AGREEMENTS

We have several plans and agreements (described below) that enable our named executive officers to accrue retirement benefits as the executives continue to work for us, provide severance benefits upon certain types of termination of employment events or provide other forms of deferred compensation.

Retirement Income Plan for Employees of UGI Utilities, Inc. (the “UGI Pension Plan”)

This plan is a tax-qualified defined benefit plan available to, among others, employees of the Company and certain of its subsidiaries. The UGI Pension Plan was closed to new participants as of January 1, 2009. The UGI Pension Plan provides an annual retirement benefit based on an employee’s earnings and years of service, subject to maximum benefit limitations. Mr. Beard participates in the UGI Pension Plan. See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table and accompanying narrative, beginning on page 50 for additional information.

UGI Utilities, Inc. Savings Plan (the “UGI Savings Plan”)

This plan is a tax-qualified defined contribution plan available to, among others, employees of the Company. Under the plan, an employee may contribute, subject to Internal Revenue Code (the “Code”) limitations, up to a maximum of 50% of his or her eligible compensation on a pre-tax basis and up to 20% of his or her eligible compensation on an after-tax basis. The combined maximum of pre-tax and after-tax contributions is 50% of his or her eligible compensation. For employees eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 50% of the first 3% of eligible compensation contributed by the employee in any pay period, and 25% of the next 3%. For participants entering the UGI Savings Plan on or after January 1, 2009 who are not eligible to participate in the UGI Pension Plan, the Company provides matching contributions targeted at 100% of the first 6% of eligible compensation contributed by the employee in any pay period. Amounts credited to the employee’s account in the plan may be invested among a number of funds, including the Company’s stock fund. Messrs. Perreault, Jastrzebski, and Beard and Mses. Gaudiosi and Zagorski participate in the UGI Savings Plan.

UGI Corporation Supplemental Executive Retirement Plan and Supplemental Savings Plan

UGI Corporation Supplemental Executive Retirement Plan

This plan is a nonqualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Mr. Beard participates in the UGI Corporation Supplemental Executive Retirement Plan (“UGI SERP”). See COMPENSATION OF EXECUTIVE OFFICERS — Pension Benefits Table and accompanying narrative, beginning on page 50, for additional information.

UGI Corporation Supplemental Savings Plan

This plan is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the qualified UGI Savings Plan to employees hired prior to January 1, 2009 in the absence of Code limitations. The UGI Corporation Supplemental Savings Plan (“SSP”) is intended to pay an amount substantially equal to the difference between the Company matching contribution to the qualified UGI Savings Plan and the matching contribution that would have been made under the qualified UGI Savings Plan if the Code limitations were not in effect. At the end of each plan year, a participant’s account is credited with earnings equal to the weighted average return on two indices: 60% on the total return of the Standard and Poor’s 500 Index and 40% on the total return of the Barclays Capital U.S. Aggregate Bond Index. The plan also provides additional benefits in the event of certain terminations of employment covered by a change in control agreement. Mr. Beard is eligible to participate in the SSP. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 52, for additional information.

2009 UGI Corporation Supplemental Executive Retirement Plan for New Employees
(the “2009 UGI SERP”)

This plan is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having commenced employment with UGI on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5% of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($290,000 in 2022) and 10% of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI stock fund. Messrs. Perreault and Jastrzebski and Mses. Gaudiosi and Zagorski are eligible to participate in the 2009 UGI SERP. See COMPENSATION OF EXECUTIVE OFFICERS — Nonqualified Deferred Compensation Table and accompanying narrative, beginning on page 52, for additional information.

UGI Corporation 2009 Deferral Plan, As Amended and Restated Effective June 15, 2017

This plan provides deferral options that comply with the requirements of Section 409A of the Code related to (i) all stock units and phantom units granted to the Company’s non-employee Directors, (ii) benefits payable under the UGI SERP, (iii) benefits payable under the 2009 UGI SERP, and (iv) benefits payable under the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan (a nonqualified deferred compensation plan for AmeriGas Propane executives). If an eligible participant elects to defer payment under the plan, the participant may receive future benefits after separation from service as (x) a lump sum payment, (y) annual installment payments over a period between two and 10 years, or (z) one to five retirement distribution amounts to be paid in a lump sum in the year specified by the individual. Deferred benefits, other than stock units and phantom units, will be deemed to be invested in investment funds selected by the participant from among a list of available funds. The plan was closed to new participants in Fiscal 2017.

UGI Corporation Executive Severance Plan, Effective October 1, 2021

The Company maintains an executive severance pay plan that provides severance compensation to certain senior level employees. The plan is designed to alleviate the financial hardships that may be experienced by executive employee participants whose employment is terminated without “just cause,” other than in the event of death or disability. The Company’s plan covers each of the named executive officers. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 53, for further information regarding the severance plans.

Change in Control Agreements

The Company has change in control agreements with Messrs. Perreault, Jastrzebski and Beard and Mses. Gaudiosi and Zagorski. The change in control agreements are designed to reinforce and encourage the continued attention and dedication of the executives without disruption in the face of potentially distracting circumstances arising from the possibility of the change in control and to serve as an incentive to their continued employment. The agreements provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for good reason within two years following a change in control of the Company. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 53, for further information regarding the change in control agreements.

STOCK OWNERSHIP AND RETENTION POLICY

We seek to align executives’ interests with shareholder interests through our Stock Ownership and Retention Policy (the “Policy”). We believe that by encouraging our executives to maintain a meaningful equity interest in the Company, we will enhance the link between our executives and shareholders. Under the Policy, an executive must meet his or her minimum ownership requirement within five years from the date of his or her employment or promotion. In the event that an executive is further promoted to a position with a higher ownership requirement, the five-year period restarts on the effective date of the promotion.

If an executive fails to meet his or her minimum ownership requirement within five years from the date of his or her employment or promotion, or fails to increase his or her stock ownership level each year, the Committee may, in its sole discretion, take any action it deems advisable, including but not limited to converting part or all of the executive’s gross annual bonus into UGI common stock or withholding future annual long-term incentive plan awards from that executive.

The Policy requires that, until the share ownership requirement is met, the executive retain all shares of UGI common stock. Executives may not use unexercised stock options or unvested (unearned) performance units that are not time-based to satisfy their equity ownership requirements.

In the event that there is a significant decline in the price of UGI common stock that results in an executive falling below his or her applicable minimum ownership requirement, such executive will not be noncompliant but will be required to comply with the retention requirements until he or she again meets the ownership requirement.

As of October 1, 2022, the stock ownership requirements for the named executive officers were as follows:

Name	Stock Ownership Requirement (as a multiple of base salary)
Roger Perreault	6.0x base salary
Ted J. Jastrzebski	3.0x base salary
Robert F. Beard	3.0x base salary
Monica M. Gaudiosi	3.0x base salary
Judy Zagorski	3.0x base salary

Based on information from Pay Governance, the Committee believes its stock ownership requirements generally align with market practices. Although not all named executive officers have met their respective ownership requirements due to the amount of time they have served in their current positions, all named executive officers were in compliance at October 1, 2022 with the Policy requiring the accumulation of equity over time.

EQUITY GRANT PRACTICES

The Committee approves annual stock option, restricted stock unit and performance unit grants to executive officers in the last calendar quarter of each year, to be effective the following January. Grants to a new employee are generally effective on the later of the date the employee commences employment with us or the date the Committee authorizes the grants. In either case, for stock options, the exercise price is equal to or greater than the closing price per share of the Company’s common stock on the effective date of grant. From time to time, management recommends stock option, restricted stock unit, and performance unit grants for non-executive employees, and the grants, if approved by the Committee Chair and the Company’s Chief Executive Officer, are effective on or after the date of approval. We believe that our stock option, restricted stock unit and performance unit grant practices are appropriate and effectively eliminate any question regarding “timing” of grants in anticipation of material events.

ROLE OF EXECUTIVE OFFICERS IN DETERMINING EXECUTIVE COMPENSATION

In connection with Fiscal 2022 compensation, Mr. Perreault, aided by our corporate human resources department, provided statistical data and recommendations to the Committee to assist it in determining compensation levels. Mr. Perreault did not make recommendations as to his own compensation and was excused from the Committee meeting when his compensation was discussed by the Committee. While the Committee utilized information provided by Mr. Perreault, and valued his observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Committee for all named executive officers, except Mr. Perreault, for whom executive compensation decisions were made by the independent members of the Board of Directors upon recommendation of the Committee.

TAX CONSIDERATIONS

In Fiscal 2022, we paid salary and annual bonus compensation to named executive officers that may not be fully deductible under U.S. federal tax. Section 162(m) of the Code sets a $1,000,000 cap on the deduction for compensation paid by a publicly held corporation to a “covered employee,” which includes certain of our named executive officers. Other than certain grandfathered awards, the Tax Cuts & Jobs Act of 2017 (TCJA) eliminated the performance-based compensation exception under Section 162(m) for taxable years beginning after December 31, 2017. We will continue to consider and evaluate all of our compensation programs in light of federal tax law and regulations. Nevertheless, we believe that, in some circumstances, factors other than tax deductibility take precedence in determining the forms and amount of compensation, and we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables, narrative and footnotes provide information regarding the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers in Fiscal 2022.

Summary Compensation Table – Fiscal 2022
Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)	(j)
R. Perreault President and CEO	2022	934,610	0	3,146,467	1,012,517		790,763	0	176,337	6,060,694
	2021	701,650	0	1,902,818 (6)	619,770	(7)	736,578	0	146,973	4,107,789
	2020	639,054	0	635,715	631,168		376,508	0	103,428	2,385,873
T. Jastrzebski Chief Financial Officer	2022	727,661	0	957,511	308,187		394,616	0	116,028	2,504,003
	2021	680,988	0	968,466	311,880		600,110	0	131,260	2,692,704
	2020	673,890	0	635,715	631,168		382,621	0	108,751	2,432,145
R. Beard Executive Vice President, Natural Gas, Global Engineering & Construction, and Procurement	2022	569,532	0	785,941	252,832		557,273	10,304	20,474	2,196,356
	2021	520,750	0	699,482	225,382		368,550	16,300	17,215	1,847,679
	2020	451,770	0	427,106	424,060		297,901	860,115	10,060	2,471,012
M. Gaudiosi Vice President, General Counsel and Secretary	2022	554,735	0	672,768	216,495		263,232	0	85,150	1,792,380
	2021	518,784	0	662,185	213,182		400,309	0	94,818	1,889,278
	2020	506,025	0	431,815	429,039		251,496	0	72,481	1,690,856
J. Zagorski Chief Human Resources Officer	2022	519,171	0	598,617	192,638		246,390	0	95,172	1,651,988
	2021	484,061	0	605,281	194,911		373,790	0	118,931	1,776,974

(1)	The amounts shown in column (c) represent salary payments actually received during the fiscal year shown based on the number of pay periods within such fiscal year. Mr. Beard’s Fiscal 2020 salary reflects a mid-year increase in his annual base salary. Ms. Zagorski’s Fiscal 2021 salary reflects her employment commencement date of September 8, 2020. Mr. Perreault’s Fiscal 2021 salary reflects the portion of Fiscal 2021 that he served as Executive Vice President, Global LPG as well as his promotion to President and Chief Executive Officer (effective June 26, 2021).
(2)	The amounts shown in columns (e) and (f) represent the aggregate fair value of awards of performance units, restricted stock units, and stock options on the date of grant. The assumptions used in the calculation of the amounts shown are included in Note 14 to our audited consolidated financial statements for Fiscal 2022, which are included in our Annual Report on Form 10-K. See the Grants of Plan-Based Awards Table for information on awards of performance units, restricted stock units, and stock options made in Fiscal 2022.
(3)	The amounts shown in this column represent payments made under the applicable performance-based annual bonus plan. For Fiscal 2020, Messrs. Jastrzebski and Perreault each received approximately 10% of their respective payouts in UGI Corporation common stock.
(4)	The amount shown in column (h) of the Summary Compensation Table reflects the change from September 30, 2021 to September 30, 2022 in the actuarial present value of the named executive officer’s accumulated benefit under the Company’s defined benefit and actuarial pension plans, including the UGI SERP for Mr. Beard, and (ii) the above-market portion of earnings, if any, on nonqualified deferred compensation accounts. The change in pension value from year to year as reported in this column is subject to market volatility and may not represent the value that a named executive officer will actually accrue under the Company’s pension plan during any given year. The material terms of the Company’s pension plan and deferred compensation plans are described in the Pension Benefits Table and the Nonqualified Deferred Compensation Table, and the related narratives to each. Earnings on deferred compensation are considered above-market to the extent that the rate of interest exceeds 120% of the applicable federal long-term rate. For purposes of the Summary

Compensation Table, the market rate on deferred compensation most analogous to the rate at the time the interest rate is set under the Company’s plan for Fiscal 2022 was 2.28%, which is 120% of the federal long-term rate for December 2021. Earnings on deferred compensation for Messrs. Perreault and Jastrzebski and Mses. Gaudiosi and Zagorski are market-based and calculated in the same manner and at the same rate as earnings on externally managed investments available in a broad-based qualified plan. The amounts included in column (h) of the Summary Compensation Table for Mr. Beard consist of the following: (i) change in pension value, which represents a decrease in Mr. Beard’s pension value of $89,132 in Fiscal 2022, and (ii) above-market earnings on deferred compensation for Mr. Beard of $10,304.
(5)	The table below shows the components of the amounts included for each named executive officer under column (i), All Other Compensation, in the Summary Compensation Table. None of the named executive officers received perquisites with an aggregate value of $10,000 or more during Fiscal 2022.

Name	Employer Contribution to 401(k) Savings Plan ($)	Employer Contribution to SSP, 2009 SERP, and AmeriGas SERP as applicable ($)	Relocation Expense Reimbursement ($)		Total ($)
Roger Perreault	18,300	158,037	0		176,337
Ted J. Jastrzebski	18,300	97,728	0		116,028
Robert F. Beard	6,884	13,590	0		20,474
Monica M. Gaudiosi	17,853	67,297	0		85,150
Judy Zagorski	18,300	62,056	14,816	(a)	95,172

(a)	During Fiscal 2022, Ms. Zagorski received reimbursement for relocation expenses in connection with her commencement of employment in July 2020 in accordance with the Company’s relocation policy.

(6)	Includes awards granted in connection with Mr. Perreault’s promotion to President and Chief Executive Officer of (i) 9,550 UGI Corporation performance units for the three-year measurement period ending December 31, 2023 and (ii) 6,540 UGI Corporation restricted stock units with a vesting date of June 27, 2024.
(7)	Includes 34,210 option awards granted June 28, 2021 in connection with Mr. Perreault’s promotion to President and Chief Executive Officer which vest in three equal annual installments.

Grants of Plan-Based Awards in Fiscal 2022

The following table and footnotes provide information regarding equity and non-equity plan grants to the named executive officers in Fiscal 2022.

Grants of Plan-Based Awards Table – Fiscal 2022
Name	Grant Date	Board Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
R. Perreault	10/1/2021	11/17/2021	506,250	1,125,000	2,137,500
	1/1/2022	11/17/2021								119,260	45.91	1,012,517
	1/1/2022	11/17/2021							22,900			1,051,339
	1/1/2022	11/17/2021				8,807	35,230	70,460				2,095,128
T. Jastrzebski	10/1/2021	11/17/2021	252,634	561,410	1,066,679
	1/1/2022	11/17/2021								36,300	45.91	308,187
	1/1/2022	11/17/2021							6,970			319,993
	1/1/2022	11/17/2021				2,680	10,720	21,440				637,518
R. Beard	10/1/2021	11/17/2021	206,800	440,000	853,600
	1/1/2022	11/17/2021								29,780	45.91	252,832
	1/1/2022	11/17/2021							5,720			262,605
	1/1/2022	11/17/2021				2,200	8,800	17,600				523,336
M. Gaudiosi	10/1/2021	11/17/2021	168,523	374,494	711,540
	1/1/2022	11/17/2021								25,500	45.91	216,495
	1/1/2022	11/17/2021							4,900			224,959
	1/1/2022	11/17/2021				1,882	7,530	15,060				447,809
J. Zagorski	10/1/2021	11/17/2021	157,740	350,534	666,014
	1/1/2022	11/17/2021								22,690	45.91	192,638
	1/1/2022	11/17/2021							4,360			200,168
	1/1/2022	11/17/2021				1,675	6,700	13,400				398,449

(1)	The amounts shown under this heading relate to bonus opportunities under the relevant company’s annual bonus plan for Fiscal 2022. See Compensation Discussion and Analysis for a description of the annual bonus plans. Payments for these awards have already been determined and are included in the Non-Equity Incentive Plan Compensation column (column (g)) of the Summary Compensation Table. For 80% of the bonus opportunity for Messrs. Perreault and Jastrzebski and Mses. Gaudiosi and Zagorski, the threshold amount shown is based on achievement of 85% of the UGI Corporation financial goal. For 10% of their bonus opportunity, the threshold amount shown is based on achievement of a safety performance score of 2.77 at UGI Corporation and the remaining 10% of their bonus opportunity is based on achievement of the diversity and inclusion metric. For 80% of Mr. Beard’s bonus opportunity, the threshold amount shown is based on achievement of 85% of the relevant financial goal for each component of his annual bonus (UGI Utilities/Mountaineer, UGI Energy Services and UGI Corporation). For 10% of his bonus opportunity, the threshold amount shown is based on achievement of a safety performance score of 1.96 at UGI Utilities/Mountaineer and 0.71 at UGI Energy Services and the remaining 10% of his bonus opportunity is based on achievement of the diversity and inclusion metric.
(2)	The awards shown are performance units under the Company’s 2021 Plan, as described in the Compensation Discussion and Analysis. Performance units are forfeitable until the end of the performance period in the event of termination of employment, with pro-rated forfeitures in the case of termination of employment due to retirement, death or disability. In the case of a change in control of the Company, outstanding performance units and dividend or distribution equivalents will only be paid for a qualifying termination of employment and will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be payable if the performance period ended on the date of the change in control as determined by the Committee, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Committee. See Compensation Discussion and Analysis for additional information.
(3)	Restricted stock units are granted under the Company’s 2021 Plan. Restricted stock units are time-based and generally cliff vest in three years, subject to continued employment. In the event of termination of employment before the end of the vesting period, restricted stock units will be forfeited in full. If termination of employment occurs due to retirement, death or disability, the participant will forfeit a pro-rated portion of the restricted stock units based on the amount of time the participant served as an employee during the vesting period. In the case of a change in control of the Company, outstanding restricted stock units and dividend or distribution equivalents will only be paid for a qualifying termination of employment and will be paid in cash in an amount equal to the greater of (i) the target award, or (ii) the award amount that would be payable if the performance period ended on the date of the change in control as determined by the Committee, based on the Company’s achievement of the performance goal as of the date of the change in control, as determined by the Committee. See Compensation Discussion and Analysis for additional information.
(4)	Options are granted under the Company’s 2021 Plan. Under the Company’s 2021 Plan, the option exercise price is not less than 100% of the fair market value of the Company’s common stock on the effective date of the grant. The term of each option is generally 10 years, which is the maximum allowable term. The options become exercisable in three equal annual installments beginning on the first anniversary of the grant date. All options are nontransferable and generally exercisable only while the optionee is employed by the Company or an affiliate, with exceptions for exercise following termination without cause, retirement, disability or death. In the case of termination without cause, the option will be exercisable only to the extent that it has vested as of the date of termination of employment and the option will terminate upon the earlier of the expiration date of the option and the expiration of the 13-month period commencing on the date of termination of employment. If termination of employment occurs due to retirement, the option will thereafter become exercisable as if the optionee had continued to be employed by, or continued to provide service to, the Company, and the option will terminate upon the original expiration date of the option. If termination of employment occurs due to disability, the option term is shortened to the earlier of the third anniversary of the date of such termination of employment and the original expiration date, and vesting continues in accordance with the original vesting schedule. In the event of death of the optionee while an employee, the option will become fully vested and the option term will be shortened to the earlier of the expiration of the 12-month period following the optionee’s death and the original expiration date. Options are subject to adjustment in the event of recapitalizations, stock splits, mergers, and other similar corporate transactions affecting the Company’s common stock. In the event of a change in control, unvested options become exercisable only for a qualifying termination of employment.

Outstanding Equity Awards at Year-End

The following table shows the outstanding stock option, performance unit, and restricted unit awards held by the named executive officers at September 30, 2022.

Outstanding Equity Awards at Year-End Table – Fiscal 2022
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)		(e)	(f)	(g)		(h)	(i)		(j)
R. Perreault	50,000	(1)			33.76	12/31/2025
	50,000	(2)			46.08	12/31/2026
	50,000	(3)			46.95	12/31/2027
	44,860	(4)			56.25	1/29/2029
	72,674	(5)	36,336	(5)	45.16	12/31/2029				13,500	(18)	0
	18,833	(6)	37,667	(6)	34.96	12/31/2030	9,150	(15)	295,820	15,010	(19)	0
	11,403	(7)	22,807	(7)	46.90	6/27/2031	6,540	(16)	211,438	9,550	(19)	0
			119,260	(8)	45.91	12/31/2031	22,900	(17)	740,357	35,230	(20)	0
T. Jastrzebski	155,000	(9)			49.19	5/21/2028
	73,560	(10)			53.35	12/31/2028
	72,674	(5)	36,336	(5)	45.16	12/31/2029				13,500	(18)	0
	18,833	(6)	37,667	(6)	34.96	12/31/2030	9,150	(15)	295,820	15,010	(19)	0
			36,300	(8)	45.91	12/31/2031	6,970	(17)	225,340	10,720	(20)	0
R. Beard	32,400	(11)			37.98	12/31/2024
	39,000	(1)			33.76	12/31/2025
	33,000	(2)			46.08	12/31/2026
	33,000	(3)			46.95	12/31/2027
	41,410	(10)			53.35	12/31/2028
	48,827	(5)	24,413	(5)	45.16	12/31/2029				9,070	(18)	0
	13,610	(6)	27,220	(6)	34.96	12/31/2030	6,610	(15)	213,701	10,840	(19)	0
			29,780	(8)	45.91	12/31/2031	5,720	(17)	184,928	8,800	(20)	0
M. Gaudiosi	75,000	(12)			21.81	12/31/2022
	75,000	(13)			27.64	12/31/2023
	63,000	(11)			37.98	12/31/2024
	70,000	(1)			33.76	12/31/2025
	60,000	(2)			46.08	12/31/2026
	60,000	(3)			46.95	12/31/2027
	47,680	(10)			53.35	12/31/2028
	49,400	(5)	24,700	(5)	45.16	12/31/2029				9,170	(18)	0
	12,873	(6)	25,747	(6)	34.96	12/31/2030	6,260	(15)	202,386	10,260	(19)	0
			25,500	(8)	45.91	12/31/2031	4,900	(17)	158,417	7,530	(20)	0
J. Zagorski	17,727	(14)	8,863	(14)	33.35	9/7/2030	3,000	(21)	96,990	4,990	(18)	0
	11,770	(6)	23,540	(6)	34.96	12/31/2030	5,720	(15)	184,928	9,380	(19)	0
			22,690	(8)	45.91	12/31/2031	4,360	(17)	140,959	6,700	(21)	0

Note: Column (d) was intentionally omitted.

(1)	These options were granted effective January 1, 2016 and were fully vested on January 1, 2019.
(2)	These options were granted effective January 1, 2017 and were fully vested on January 1, 2020.
(3)	These options were granted effective January 1, 2018 and were fully vested on January 1, 2021.
(4)	These options were granted effective January 30, 2019 and were fully vested on January 30, 2022.
(5)	These options were granted effective January 1, 2020. These options vest 33 1/3% on each anniversary of the grant date and will be fully vested on January 1, 2023.
(6)	These options were granted effective January 1, 2021. These options vest 33 1/3% on each anniversary of the grant date and will be fully vested on January 1, 2024.

(7)	These options were granted effective June 28, 2021 in connection with Mr. Perreault’s promotion to President and Chief Executive Officer in 2021. These options vest 33 1/3% on each anniversary of the grant date and will be fully vested on June 28, 2024.
(8)	These options were granted effective January 1, 2022. These options vest 33 1/3% on each anniversary of the grant date and will be fully vested on January 1, 2025.
(9)	These options were granted in connection with the commencement of Mr. Jastrzebski’s employment effective May 22, 2018 and were fully vested on May 22, 2021.
(10)	These options were granted effective January 1, 2019 and were fully vested on January 1, 2022.
(11)	These options were granted effective January 1, 2015 and were fully vested on January 1, 2018.
(12)	These options were granted effective January 1, 2013 and were fully vested on January 1, 2016.
(13)	These options were granted effective January 1, 2014 and were fully vested on January 1, 2017.
(14)	These options were granted in connection with the commencement of Ms. Zagorski’s employment effective September 8, 2020. These options vest 33 1/3% on each anniversary of the grant date and will be fully vested on September 8, 2023.
(15)	These restricted stock units were granted effective January 1, 2021 and will fully vest on January 1, 2024.
(16)	These restricted stock units were granted effective June 28, 2021 in connection with Mr. Perreault’s promotion to President and Chief Executive Officer in 2021. These units vest on the third anniversary of the grant date and will be fully vested on June 28, 2024.
(17)	These restricted stock units were granted effective January 1, 2022 and will fully vest on January 1, 2025.
(18)	These performance units were awarded January 1, 2020, with the exception of Ms. Zagorski who was awarded these units on September 8, 2020. The measurement period for the performance goal is January 1, 2020 through December 31, 2022. The value of the number of performance units that may be earned at the end of the performance period is based on the Company’s TSR relative to that of each of the companies in the Adjusted Russell Midcap Utility Index as of the first day of the performance measurement period. The actual number of performance units and accompanying dividend equivalents earned may be higher (up to 200% of the target award) or lower than the amount shown, based on TSR performance through the end of the performance period. The performance units will be payable, if at all, on January 1, 2023. As of September 30, 2022, the Company’s TSR ranking (31 out of 31 companies) would qualify for no payout of the target number of performance units originally granted. See Compensation Discussion and Analysis—Long-Term Compensation—Fiscal 2022 Equity Awards for more information on the TSR performance goal measurements.
(19)	These performance units were awarded January 1, 2021, with the exception of Mr. Perreault’s promotional grant that was awarded on June 28, 2021. The measurement period for the performance goal is January 1, 2021 through December 31, 2023. The performance goal is the same as described in footnote 18 above, but is measured for a different three-year period, and the value of the number of performance units that may be earned at the end of the performance period is based on the Company’s TSR relative to that of each of the companies in the UGI Performance Peer Group as of the first day of the performance measurement period, rather than the Adjusted Russell Midcap Utility Index. The performance units will be payable, if at all, on January 1, 2024.
(20)	These performance units were awarded January 1, 2022. The measurement period for the performance goal is January 1, 2022 through December 31, 2024. The performance goal is the same as described in footnote 18 above, but is measured for a different three-year period, and the value of the number of performance units that may be earned at the end of the performance period is based on the Company’s TSR relative to that of each of the companies in the UGI Performance Peer Group as of the first day of the performance measurement period, rather than the Adjusted Russell Midcap Utility Index. The performance units will be payable, if at all, on January 1, 2025.
(21)	These restricted units were granted effective September 8, 2020 in connection with the commencement of Ms. Zagorski’s employment. All units will vest on the third anniversary of Ms. Zagorski’s employment commencement date, on September 8, 2023.

Option Exercises and Stock Vested in Fiscal 2022

The following table sets forth (i) the number of shares of UGI Corporation common stock acquired by the named executive officers in Fiscal 2022 from the exercise of stock options, (ii) the value realized by those officers upon the exercise of stock options based on the difference between the market price for our common stock on the date of exercise and the exercise price for the options, (iii) the number of performance units and stock units previously granted to the named executive officers that vested in Fiscal 2022, and (iv) the value realized by those officers upon the vesting of such units based on the closing market price for shares of our common stock on the vesting date.

Option Exercises and Stock Vested Table – Fiscal 2022
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
R. Perreault	0	0	0	0
T. Jastrzebski	0	0	0	0
R. Beard	0	0	0	0
M. Gaudiosi	75,000	2,040,235	0	0
J. Zagorski	0	0	0	0

Pension Benefits

The following table shows (i) the number of years of credited service for the named executive officers under the UGI Pension Plan and the UGI SERP, (ii) the actuarial present value of accumulated benefits under those plans as of September 30, 2022, and (iii) any payments made to the named executive officers in Fiscal 2022 under those plans.

Pension Benefits Table – Fiscal 2022
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
R. Perreault	None	0	0	0
T. Jastrzebski	None	0	0	0
R. Beard	UGI SERP	32	2,547,463	0
	UGI Pension Plan	32	1,246,055	0
M. Gaudiosi	None	0	0	0
J. Zagorski	None	0	0	0

(1)	Messrs. Jastrzebski and Perreault and Mses. Gaudiosi and Zagorski do not participate in any defined benefit pension plan.

The Company participates in the UGI Pension Plan to provide retirement income to its employees hired prior to January 1, 2009. The UGI Pension Plan pays benefits based upon final average earnings, consisting of base salary or wages and annual bonuses and years of credited service. Benefits vest after the participant completes five years of vesting service.

The UGI Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 62 with 10 years of service and reduced, but subsidized, early retirement benefits at age 55 with 10 years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or an unsubsidized benefit as early as age 55, provided they had 10 years of service at termination. Employees who have attained age 50 with 15 years of service and are involuntarily terminated by the Company prior to age 55 are also eligible for subsidized early retirement benefits, beginning at age 55.

The UGI Pension Plan’s normal retirement benefit formula is (A) – (B) and is shown below:

A = The minimum of (1) and (2), where
(1) = 1.9% of five-year final average earnings (as defined in the UGI Pension Plan) multiplied by years of service;
(2) = 60% of the highest year of year of earnings; and
B = 1% of the estimated primary Social Security benefit multiplied by years of service (maximum 35)

The amount of the benefit produced by the formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65% at age 55 to 100% (no reduction) at age 62.

The normal form of benefit under the UGI Pension Plan for a married employee is a 50% joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.

A different formula (the “CPG Formula”) applies to Mr. Beard as a result of his prior service with a predecessor company that was acquired by Utilities. Under the CPG Formula, the Pension Plan provides normal annual retirement benefits at age 65, unreduced early retirement benefits at age 60 with 10 years of service and reduced, but subsidized, early retirement benefits at age 55 with 10 years of service. Employees terminating prior to early retirement eligibility are eligible to receive a benefit under the plan formula commencing at age 65 or a reduced benefit as early as age 55, provided they had five years of service at termination.

The CPG normal retirement benefit formula is (A) + (B) and is shown below:

A. = 1.08% of five-year final average earnings (as defined in the Plan) up to Social Security Covered Compensation multiplied by years of service up to 35 years; and

B. = 1.35% of five-year final average earnings (as defined in the Plan) above Social Security Covered Compensation multiplied by years of service up to 35 years.

The amount of the benefit produced by the CPG formula will be reduced by an early retirement factor based on the employee’s actual age in years and months as of his early retirement date. The reduction factors range from 65% at age 55 to 100% (no reduction) at age 60.

The normal form of benefit under the CPG Formula for a married employee is a 50% joint and survivor lifetime annuity. Regardless of marital status, a participant may choose from a number of lifetime annuity payments.

The UGI Pension Plan is subject to qualified-plan Code limits on the amount of annual benefit that may be paid, and on the amount of compensation that may be taken into account in calculating retirement benefits under the plan. For plan year 2022, the limit on the compensation that may be used is $305,000 and the limit on annual benefits payable for an employee retiring at age 65 in 2022 is $245,000. Benefits in excess of those permitted under the statutory limits are paid from the Company’s Supplemental Executive Retirement Plan, described below.

Mr. Beard is eligible for reduced early retirement benefits under the CPG Formula.

UGI Corporation Supplemental Executive Retirement Plan

The UGI SERP is a non-qualified defined benefit plan that provides retirement benefits that would otherwise be provided under the UGI Pension Plan to employees hired prior to January 1, 2009, but are prohibited from being paid from the UGI Pension Plan by Code limits. The benefit paid by the UGI SERP is approximately equal to the difference between the benefits provided under the UGI Pension Plan to eligible participants and benefits that would have been provided by the UGI Pension Plan if not for the limitations of the Employee Retirement Income Security Act of 1974, as amended, and the Code. Benefits vest after the participant completes five years of vesting service. The benefits earned under the UGI SERP are payable in the form of a lump sum payment or rolled over to the Company’s nonqualified deferred compensation plan. The lump sum interest rate is the daily average of 10-year Treasury Bond yields in effect for the month in which the participant’s termination date occurs. Payment is due within 60 days after the termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

Actuarial assumptions used to determine values in the Pension Benefits Table — Fiscal 2022

The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through September 30, 2022. An actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. The assumed retirement age for each named executive is age 62, which is the earliest age at which the executive could retire without any benefit reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age. The key assumptions included in the calculations are as follows:

	September 30, 2022	September 30, 2021
Discount rate for Pension Plan for all purposes and for SERP, for pre-retirement calculations	5.70% (UGI Pension Plan) 5.80% (SERP)	3.10% (UGI Pension Plan) 2.90% (SERP)
SERP lump sum rates	4.10%	2.10%
Retirement age	62	62
Postretirement mortality for UGI Pension Plan	PRI-2012 blue collar table, decreased by 4.9%; projected forward on a generational basis using Scale MP-2019	PRI-2012 blue collar table, decreased by 4.9%; projected forward on a generational basis using Scale MP-2019
Postretirement Mortality for SERP	1994 GAR Unisex	1994 GAR Unisex
Preretirement Mortality	none	none
Termination and disability rates	none	none
Form of payment – qualified plan	Single life annuity	Single life annuity
Form of payment – nonqualified plan	Lump sum	Lump sum

Nonqualified Deferred Compensation

The following table shows the contributions, earnings, withdrawals and account balances for each of the named executive officers who participate in the Company’s SSP and the 2009 UGI SERP.

Nonqualified Deferred Compensation Table – Fiscal 2022
Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Employer Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(3)
	(a)	(b)	(c)		(d)	(e)	(f)
R. Perreault	2009 UGI SERP	0	158,037	(1)	104,587	0	548,814
T. Jastrzebski	2009 UGI SERP	0	97,728	(1)	18,268	0	287,064
R. Beard	SSP	0	13,590	(2)	12,015	0	100,655
M. Gaudiosi	2009 UGI SERP	0	67,297	(1)	123,702	0	703,826
J. Zagorski	2009 UGI SERP	0	62,056	(1)	10,937	0	57,393

(1)	This amount represents the employer contribution to the 2009 UGI SERP, which is also reported in the Summary Compensation Table in the “All Other Compensation” column.
(2)	This amount represents the employer contribution to the Company’s SSP, which is also reported in the Summary Compensation Table in the “All Other Compensation” column.
(3)	The aggregate balances do not include the Company contributions for Fiscal 2022 set forth in column (c) since the Company contributions occur after fiscal year end.

The SSP is a nonqualified deferred compensation plan that provides benefits to certain employees that would be provided under the UGI Savings Plan in the absence of Code limitations. Benefits vest after the participant completes five years of service. The SSP is intended to pay an amount substantially equal to the difference between the Company matching contribution that would have been made under the UGI Savings Plan if the Code limitations were not in effect and the Company match actually made under the UGI Savings Plan. The Code compensation limit for plan year 2022 was $290,000. Under the SSP, the participant is credited with a Company match on compensation in excess of Code limits using the same formula applicable to contributions to the UGI Savings Plan, which is a match of 50% on the first 3% of eligible compensation, and a match of 25% on the next 3%, assuming that the employee contributed to the UGI Savings Plan the lesser of 6% of eligible compensation and the maximum amount permissible under the Code. Amounts credited to the participant’s account are credited with interest. The rate of interest currently in effect is the rate produced by blending the annual return on the Standard and Poor’s 500 Index (60% weighting) and the annual return on the Barclays Capital U.S. Aggregate Bond Index (40% weighting). Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code.

The 2009 UGI SERP is a nonqualified deferred compensation plan that is intended to provide retirement benefits to executive officers who are not eligible to participate in the UGI Pension Plan, having been hired on or after January 1, 2009. Under the 2009 UGI SERP, the Company credits to each participant’s account annually an amount equal to 5% of the participant’s compensation (salary and annual bonus) up to the Code compensation limit ($290,000 in plan year 2022) and 10% of compensation in excess of such limit. In addition, if any portion of the Company’s matching contribution under the UGI Savings Plan is forfeited due to nondiscrimination requirements under the Code, the forfeited amount, adjusted for earnings and losses on the amount, will be credited to the participant’s account. Benefits vest on the fifth anniversary of a participant’s employment commencement date. Participants direct the investment of their account balances among a number of mutual funds, which are generally the same funds available to participants in the UGI Savings Plan, other than the UGI Corporation stock fund. Account balances are payable in a lump sum within 60 days after termination of employment, except as required by Section 409A of the Code. If payment is required to be delayed by Section 409A of the Code, payment is made within 15 days after expiration of a six-month postponement period following “separation from service” as defined in the Code. Amounts payable under the 2009 UGI SERP may be deferred in accordance with the 2009 Deferral Plan. See COMPENSATION DISCUSSION AND ANALYSIS – UGI Corporation 2009 Deferral Plan, As Amended and Restated Effective June 15, 2017, page 41.

Potential Payments Upon Termination or Change in Control

Severance Pay Plan for Executive Employees

The UGI Corporation Executive Severance Plan (the “2021 Severance Plan”), effective October 1, 2021, provides for payment to certain senior level employees of UGI, including Messrs. Perreault, Jastrzebski, and Beard, and Mses. Gaudiosi and Zagorski, in the event their employment is terminated without fault on their part. Benefits are payable to a covered executive if the executive’s employment is involuntarily terminated for any reason other than for “just cause” or as a result of the executive’s death or disability. Under the 2021 Severance Plan, “just cause” generally means dismissal of an executive due to (i) theft or misappropriation of funds, (ii) conviction of a felony or crime involving moral turpitude, (iii) material breach of the Company’s Code of Business Conduct and Ethics or other written employment policies, (iv) breach of a written restrictive covenant agreement, (v) gross misconduct in the performance of his or her duties, or (vi) the intentional refusal or failure to perform his or her material duties.

Under the 2021 Severance Plan, cash severance is equal to the participant’s annual compensation (including base salary and bonus) at the time of separation multiplied by the severance period for the participant’s employment classification. A participant also may receive an annual bonus for his or her year of termination, subject to the Committee’s discretion and pro-rated for the number of months served in the fiscal year prior to termination. Under the 2021 Severance Plan, a participant also may receive a payment equal to the cost the participant would have incurred to continue medical and dental coverage under the Company’s plans for the participant’s severance period (less the amount the participant would be required to contribute for such coverage if the participant were an active employee). The 2021 Severance Plan also provides for outplacement services for a period of six months (or up to 12 months for participants who are a party to a change in control agreement).

In order to receive benefits under the 2021 Severance Plan, a participant is required to execute a release that discharges UGI and its subsidiaries from liability for any claims the executive may have against any of them, other than claims for amounts or benefits due to the executive under any plan, program or contract provided by or entered into with UGI or its subsidiaries. The 2021 Severance Plan also requires a senior executive to ratify any existing post-employment activities agreement (which restricts the senior executive from competing with the Company following termination of employment) and to cooperate in attending to matters pending at the time of termination of employment.

Change in Control Arrangements

Messrs. Perreault, Jastrzebski, and Beard and Mses. Gaudiosi and Zagorski each have an agreement with the Company that provides benefits in the event of a change in control. In the absence of a change in control or termination by the Company, each agreement will terminate when, for any reason, the executive terminates his or her employment with the Company. A change in control is generally deemed to occur in the following instances:

•	Any person (other than certain persons or entities affiliated with the Company), together with all affiliates and associates of such person, acquires securities representing 20% or more of either (i) the then outstanding shares of common stock, or (ii) the combined voting power of the Company’s then outstanding voting securities;

•	Individuals who at the beginning of any 24-month period constitute the Board of Directors (the “Incumbent Board”), and any new Director whose election by the Board of Directors, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Board, cease for any reason to constitute a majority;

•	The Company is reorganized, merged or consolidated with or into, or sells all or substantially all of its assets to, another corporation in a transaction in which former shareholders of the Company do not own more than 50% of the outstanding common stock and the combined voting power of the then outstanding voting securities of the surviving or acquiring corporation; or

•	The Company is liquidated or dissolved.

The Company will provide each of our named executive officers with cash benefits if we terminate his or her employment without “cause” or if he or she terminates employment for “good reason” at any time within two years following a change in control of the Company. “Cause” generally includes (i) misappropriation of funds, (ii) habitual insobriety or substance abuse, (iii) conviction of a crime involving moral turpitude, or (iv) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company. “Good reason” generally includes a material diminution in authority, duties, responsibilities or base compensation; a material breach by the Company of the terms of the agreement; and substantial relocation requirements. If the events trigger a payment following a change in control, the benefits payable to each of our named executive officers will be as specified under his or her change in control agreement unless payments under the 2021 Severance Plan described above would be greater, in which case benefits would be provided under the 2021 Severance Plan.

Messrs. Perreault and Jastrzebski and Mses. Gaudiosi and Zagorski would each receive benefits under their respective change in control agreements equal to three times the executive officer’s base salary and annual bonus plus the cash equivalent of his or her target bonus, prorated for the number of months served in the fiscal year. In addition, Messrs. Perreault and Jastrzebski and Mses. Gaudiosi and Zagorski are each entitled to receive a payment equal to the cost he or she would incur if he or she enrolled in the Company’s medical and dental plans for three years, less the amount he or she would be required to contribute for such coverage if he or she were an active employee. Messrs. Perreault and Jastrzebski and Mses. Gaudiosi and Zagorski would also receive benefits under the 2009 UGI SERP, a defined contribution plan, calculated as if each of them had continued in employment for three years.

Mr. Beard’s change in control agreement provides that Mr. Beard would receive benefits equal to two times his base salary and annual bonus plus the cash equivalent of his target bonus, prorated for the number of months served in the fiscal year. In addition, Mr. Beard would be entitled to receive a payment equal to the cost he would incur if he enrolled in the Company’s medical and dental plans for two years, less the amount he would be required to contribute for such coverage if he were an active employee. Mr. Beard would also receive benefits under the UGI SERP, a defined benefit plan, calculated as if he had continued in employment for two years.

For each of the named executive officers, outstanding performance units, stock units and dividend equivalents will only be paid for a qualifying termination of employment and will be paid in cash based on the fair market value of the Company’s common stock in an amount equal to the greater of (i) the target award, and (ii) the award amount that would have been paid if the performance unit measurement period ended on the date of the change in control, as determined by the Compensation and Management Development Committee. For treatment of stock options, see the Grants of Plan-Based Awards Table.

None of the change in control benefits for our named executive officers are subject to a “conditional gross-up” for excise and related taxes in the event they would constitute “excess parachute payments,” as defined in Section 280G of the Code.

In order to receive benefits under his or her change in control agreement, each of our named executive officers is required to execute a release that discharges the Company and its subsidiaries from liability for any claims he or she may have against any of them, other than claims for amounts or benefits due under any plan, program or contract provided by or entered into with the Company or its subsidiaries.

Potential Payments Upon Termination or Change in Control

The amounts shown in the table below are merely estimates of the incremental amounts that would be paid out to the named executive officers if their termination had occurred on the last day of Fiscal 2022 and are based on the 2021 Severance Plan, the severance plan in effect on such date. The actual amounts to be paid out can only be determined at the time of such named executive officer’s termination of employment. The amounts set forth in the table below do not include compensation to which each named executive officer would be entitled without regard to his or her termination of employment, including (i) base salary and short-term incentives that have been earned but not yet paid, and (ii) amounts that have been earned, but not yet paid, under the terms of the plans reflected in the Pension Benefits Table and the Nonqualified Deferred Compensation Table. There are no incremental payments in the event of voluntary resignation, termination for cause, disability or upon retirement.

Potential Payments Upon Termination or Change in Control Table – Fiscal 2022
Name & Triggering Event	Severance Pay ($)(1)(2)	Equity Awards with Accelerated Vesting ($)(3)	Nonqualified Retirement Benefits ($)(4)	Welfare & Other Benefits ($)(5)	Total ($)
R. Perreault
Death	0	2,593,082	0	0	2,593,082
Involuntary Termination Without Cause	5,175,000	0	0	55,555	5,230,555
Termination Following Change in Control	7,200,000	3,617,081	561,750	93,331	11,472,162
T. Jastrzebski
Death	0	1,396,656	0	0	1,396,656
Involuntary Termination Without Cause	2,456,172	0	0	47,188	2,503,360
Termination Following Change in Control	4,350,933	1,789,466	333,202	95,156	6,568,757
R. Beard
Death	0	1,020,335	2,416,166	0	3,436,501
Involuntary Termination Without Cause	1,925,000	0	2,650,787	56,549	4,632,336
Termination Following Change in Control	1,895,000	1,326,823	3,952,778	78,280	7,252,881
M. Gaudiosi
Death	0	959,555	0	0	959,555
Involuntary Termination Without Cause	1,738,724	0	0	32,581	1,771,305
Termination Following Change in Control	3,102,954	1,232,420	227,096	44,032	4,606,502
J. Zagorski
Death	0	858,577	0	0	858,577
Involuntary Termination Without Cause	1,627,479	0	0	53,323	1,680,802
Termination Following Change in Control	2,974,191	1,104,069	216,616	116,631	4,411,507

(1)	Amounts shown under “Severance Pay” in the case of involuntary termination without cause are calculated under the terms of the 2021 Severance Plan. We assumed that 100% of the target annual bonus was paid.
(2)	Amounts shown under “Severance Pay” in the case of termination following a change in control are calculated under the officer’s change in control agreement.
(3)	In calculating the amounts shown under “Equity Awards with Accelerated Vesting”, we assumed (i) the continuation of the Company’s dividend at the rate in effect on September 30, 2022; and (ii) performance at the greater of actual through September 30, 2022 and target levels with respect to performance units.
(4)	Amounts shown under “Nonqualified Retirement Benefits” are in addition to amounts shown in the Pension Benefits Table – Fiscal 2022 and the Nonqualified Deferred Compensation Table – Fiscal 2022. Mr. Beard participates in the UGI SERP and the UGI Pension Plan, each a defined benefit plan, while Messrs. Perreault and Jastrzebski and Mses. Gaudiosi and Zagorski participate in the 2009 SERP, a defined contribution plan.
(5)	Amounts shown under “Welfare and Other Benefits” include estimated payments for (i) medical and dental insurance premiums, (ii) outplacement services and (iii) tax preparation services.

Market Price of Shares

The closing price of our Common Stock, as reported on the New York Stock Exchange Composite Tape on November 30, 2022, was $38.65.

CEO Pay Ratio

The Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules adopted by the SEC require disclosure of the ratio of the annual total compensation of its chief executive officer to the annual total compensation of its median employee. In accordance with the SEC regulations, we identified a new median employee this year due to transformation activities at the Company that led to a change in our employee population which we believed would significantly impact the pay ratio disclosure. The following table shows the ratio of the annual total compensation of our Chief Executive Officer, Roger Perreault, to that of our median employee for Fiscal 2022. In calculating the pay ratio, we did not utilize the “de minimis” exception, statistical sampling or other similar methods, or any cost-of-living adjustment, as permitted by applicable SEC regulations.

Annual total compensation of our CEO for Fiscal 2022	$6,060,694
Annual total compensation of our median employee for Fiscal 2022	$71,717
Ratio of annual total compensation of our CEO to the annual total compensation of our median employee for Fiscal 2022	85 to 1

Methodology:

1.	We determined that, as of July 1, 2022, our employee population consisted of approximately 9,500 active employees working at UGI Corporation and each of its subsidiaries, both domestically and internationally.
2.	With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for Fiscal 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K using Target Total Cash Compensation (base salary equivalent and overtime, plus incentive compensation and commissions) as our consistently applied compensation measure.
3.	For purposes of our non-U.S.-based employees, we converted the gross salary amounts from the local currency into U.S. dollar amounts using an exchange rate as of July 1, 2022.

This process resulted in the identification of an employee whose compensation was anomalous, as that individual was newly hired in 2022. As a result, we substituted an employee near the median whose compensation was viewed as more representative of our median employee.

The SEC regulations for identifying the median-paid employee and calculating the CEO pay ratio allow companies to apply various methodologies and assumptions and, as a result, the CEO pay ratio reported above may not be comparable to the CEO pay ratio reported by other companies.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership of Directors and Executive Officers

The following table shows the number of shares beneficially owned by each Director, by each of the executive officers named in the Summary Compensation Table, and by all Directors and executive officers as a group. The table shows their beneficial ownership as of October 1, 2022. The address for each beneficial owner in the table below is c/o UGI Corporation, P.O. Box 858, Valley Forge, PA 19482.

Mr. Walsh beneficially owns approximately 1.1% of the outstanding common stock. Each other person named in the table beneficially owns less than 1.0% of the outstanding common stock. Directors and executive officers as a group own approximately 2.3% of the outstanding common stock. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of October 1, 2022 through UGI Corporation stock option exercises are included.

Beneficial Ownership of Directors, Nominees and Named Executive Officers
Name	Number of Shares of UGI Common Stock (1)		Number of UGI Stock Units (2)	Exercisable Options for UGI Common Stock
Robert F. Beard	50,375		0	241,246
M. Shawn Bort	14,345	(3)	55,778	58,620
Theodore A. Dosch	22,000		14,834	42,870
Monica M. Gaudiosi	61,109		0	512,953
Alan N. Harris	0		12,580	36,870
Frank S. Hermance	465,000	(4)	49,469	115,370
Ted J. Jastrzebski	21,279	(5)	0	320,065
Mario Longhi	0		7,002	21,240
William J. Marrazzo	932		8,610	26,980
Cindy J. Miller	0		6,243	17,870
Roger Perreault	37,235		0	297,768
Kelly A. Romano	0		9,784	29,370
James B. Stallings, Jr.	4,400		21,167	59,170
John L. Walsh	429,734	(6)	2,300	1,836,868
Judy Zagorski	3,000		0	29,496
Directors and executive officers as a group (17 persons)	1,125,426		187,767	3,703,955

(1)	Sole voting and investment power unless otherwise specified.
(2)	The 2004 Omnibus Equity Compensation Plan, the 2013 Plan, and the 2021 Plan each provides that stock units will be converted to shares and paid out to Directors upon their retirement or termination of service.
(3)	Ms. Bort’s shares are held jointly with her spouse.
(4)	Mr. Hermance’s shares are held jointly with his spouse.
(5)	Mr. Jastrzebski holds 7,650 shares jointly with his spouse.
(6)	Mr. Walsh’s shares are held jointly with his spouse.

Securities Ownership of Certain Beneficial Owners

The following table shows information regarding each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock. The ownership information below is based on information reported on a Form 13F as filed with the SEC in November 2022 for the quarter ended September 30, 2022.

Securities Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Common Stock	The Vanguard Group, Inc. P.O. Box 2600 Valley Forge, PA 19482	24,130,520	(2)	11.51%
Common Stock	BlackRock Inc. 55 East 52nd Street New York, NY 10055	29,817,005	(3)	14.23%
Common Stock	State Street Corp. One Lincoln Street Boston, MA 02211	15,887,945	(4)	7.58%

(1)	Based on 209,582,212 shares of common stock issued and outstanding at September 30, 2022.
(2)	The reporting person, and certain related entities, have shared voting power with respect to 114,198 shares, no voting power with respect to 24,016,322 shares, shared investment power with respect to 251,970 shares, and sole investment power with respect to 23,878,550 shares.
(3)	The reporting person, and certain related entities, has sole voting power with respect to 27,742,412 shares, no voting power with respect to 2,074,593 shares, shared investment power with respect to 880 shares, and sole investment power with respect to 29,816,125 shares.
(4)	The reporting person, and certain related entities, has sole voting power with respect to 14,838,446 shares, no voting power with respect to 827,354 shares, shared voting power with respect to 222,145 shares, and shared investment power with respect to 15,887,945 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors, certain officers and 10% beneficial owners to report their ownership of shares and changes in such ownership to the SEC. Based on our records, we believe that, during Fiscal 2022, all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them.

ITEM 2 — ADVISORY VOTE ON UGI CORPORATION’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to cast an advisory, non-binding vote to approve the compensation of our named executive officers. The compensation of our named executive officers is disclosed under the headings “Compensation Discussion and Analysis” and “Compensation of Executive Officers” beginning on pages 28 and 44, respectively, of this Proxy Statement. At the 2022 Annual Meeting, nearly 95% of our voting shareholders voted to approve the compensation of our named executive officers and, at our 2021 Annual Meeting, 91% of our voting shareholders voted to approve the UGI Corporation 2021 Incentive Award Plan.

We believe that the interests of our named executive officers and our shareholders are closely aligned. As described in the Compensation Discussion and Analysis, the compensation program for our named executive officers is designed to provide a competitive level of total compensation, to motivate and encourage our executive officers to contribute to the Company’s success and to effectively link our executives’ compensation to our financial performance and sustainable growth in shareholder value. The Compensation Discussion and Analysis also describes in detail the components of our executive compensation program and the process by which, and the reasons why, the independent members of our Board of Directors and our Compensation and Management Development Committee make executive compensation decisions.

In making executive compensation decisions, our Compensation and Management Development Committee seeks to implement and maintain sound compensation and corporate governance practices, which include the following:

•	Our Compensation and Management Development Committee is composed entirely of Directors who are independent, as defined in the corporate governance listing standards of the New York Stock Exchange.
•	Our Compensation and Management Development Committee utilizes the services of Pay Governance LLC, an independent outside compensation consultant.
•	The Company allocates a substantial portion of compensation to performance-based compensation. In Fiscal 2022, 68% of the principal compensation components, in the case of Mr. Perreault, and 57% to 60% of the principal compensation components, in the case of all other named executive officers, were variable and tied to performance objectives.
•	The Company awards a substantial portion of compensation in the form of long-term awards, namely performance stock units, restricted stock units, and stock options, so that executive officers’ interests are aligned with shareholders’ interests and long-term Company performance.
•	Annual bonus opportunities for the named executive officers are based primarily on key financial metrics, safety performance, and diversity and inclusion goals. Similarly, long-term incentives are based on UGI Corporation common stock values and relative stock price performance.
•	We require termination of employment for payment under our change in control agreements (referred to as a “double trigger”). In addition, we require a double trigger for the accelerated vesting of equity awards in the event of a change in control. None of our named executive officers have change in control agreements providing for tax gross-up payments under Section 280G of the Internal Revenue Code. See COMPENSATION OF EXECUTIVE OFFICERS — Potential Payments Upon Termination or Change in Control, beginning on page 53.
•	We have robust stock ownership and retention guidelines. See COMPENSATION OF EXECUTIVE OFFICERS — Stock Ownership and Retention Policy, beginning on page 42.

•	We have a recoupment policy for incentive-based compensation paid or awarded to current and former executive officers in the event of a restatement due to material non-compliance with financial reporting requirements.
•	We have a policy prohibiting the Company’s Directors and executive officers from (i) hedging the securities of UGI Corporation, (ii) holding UGI Corporation securities in margin accounts as collateral for a margin loan, and/or (iii) pledging the securities of UGI Corporation. The policy specifically prohibits hedging or monetization transactions through the use of prepaid variable forwards, equity swaps, collars and/or exchange funds.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation and Management Development Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers. The Board of Directors and the Compensation and Management Development Committee expect to take into account the outcome of this vote when considering future executive compensation decisions and will evaluate whether any actions are necessary to address shareholders’ concerns, to the extent a significant number of our shareholders vote against our compensation program.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including our Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR the approval of the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion in this Proxy Statement.

ITEM 3 — Advisory Vote on the Frequency of Future Advisory Votes on UGI Corporation’s Executive Compensation

Pursuant to Section 14A of the Exchange Act, as amended, the Company is providing shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to cast future advisory votes on the compensation of our named executive officers (that is, votes similar to the non-binding, advisory vote in ITEM 2 — ADVISORY VOTE ON UGI CORPORATION’S EXECUTIVE COMPENSATION). Shareholders may indicate whether they would prefer that the Company conduct future advisory votes on executive compensation once every one, two, or three years, or shareholders may abstain from casting a vote on this proposal.

The Board of Directors of UGI Corporation has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company and recommends that shareholders vote for a one-year interval for the advisory vote on executive compensation. The Board of Directors believes that an annual advisory vote on executive compensation is a good corporate governance practice and is in the best interests of our shareholders. In determining to recommend that shareholders vote for a frequency of once every year, the Board of Directors considered that an annual advisory vote on executive compensation will allow for more frequent input from our shareholders on our compensation philosophy, policies and practices. Similarly, any shareholder concerns about our executive compensation program can be expressed through a vote without having to wait two or three years.

This vote is advisory, which means that the vote on the frequency of the advisory vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation and Management Development Committee. The Board of Directors and the Compensation and Management Development Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. However, the Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders. Further, in accordance with applicable law, shareholders will have the opportunity to recommend the frequency of future advisory votes on executive compensation at least once every six years. Following the 2023 Annual Meeting, we expect to hold our next vote on the frequency of the advisory vote on executive compensation at our 2029 Annual Meeting.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the following resolution:

RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers should be every one year, every two years, or every three years.

The enclosed proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstain from voting) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors of UGI Corporation unanimously recommends that an advisory vote on executive compensation be held every one (1) year.

ITEM 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm to examine and report on the consolidated financial statements of the Company for the fiscal year ending September 30, 2023. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Board of Directors is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. Should the shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will consider the appointment of another independent registered public accounting firm. Representatives of Ernst & Young LLP are expected to be present at the 2023 Annual Meeting. The representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from our shareholders.

The Board of Directors of UGI Corporation unanimously recommends a vote FOR this proposal.

ITEM 5 — OTHER MATTERS

The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting. If any other matter requiring a vote of shareholders should arise, the Proxies (or their substitutes) will vote in accordance with their best judgment.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS, ANNUAL MEETING AND VOTING

This proxy statement contains information related to the Annual Meeting of Shareholders of UGI Corporation to be held on Friday, January 27, 2023, beginning at 9:00 a.m. Eastern Standard Time. The Annual Meeting and any postponements or adjournments thereof will be conducted solely by remote communication through a virtual meeting format, rather than an in-person meeting. This proxy statement was prepared under the direction of the Company’s Board of Directors to solicit your proxy for use at the Annual Meeting. It was made available to shareholders on or about December 14, 2022.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of printed proxy materials?

The Company has elected to provide access to the proxy materials over the Internet. We believe that this initiative enables the Company to provide proxy materials to shareholders more quickly, reduces the impact of our Annual Meeting on the environment and reduces costs.

Who is entitled to vote?

Only shareholders of record at the close of business on November 18, 2022, the record date, are entitled to vote at the Annual Meeting. On November 18, 2022, there were 209,708,820 shares of common stock outstanding. Each shareholder has one vote per share on all matters to be voted on.

How can I vote my shares held in the Company’s Employee Savings Plans?

You can instruct the trustee for the Company’s Employee Savings Plans to vote the shares of stock that are allocated to your account in the UGI Stock Fund. If you do not vote your shares, the trustee will vote them in proportion to those shares for which the trustee has received voting instructions from participants.

How can I change my vote?

You can change or revoke your vote at any time before polls close at the 2023 Annual Meeting:

•	If you returned a paper proxy card, you can write to the Company’s Vice President, General Counsel and Secretary at our principal office, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, stating that you wish to revoke your proxy and that you need another proxy card.
•	You can vote again, either over the Internet or by telephone.
•	If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and following its procedure for revocation.
•	Shareholders of record may change or revoke their proxy at any time before it is exercised at the Annual Meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Daylight Time on Thursday, January 26, 2023, or by attending the virtual Annual Meeting and following the voting instructions provided on the Meeting website. If you are the beneficial owner of shares held in street name, you must follow the instructions provided by your broker, bank, or other holder of record for changing or revoking your proxy. Your last vote is the vote that will be counted.

What is a quorum?

A “quorum” is the presence at the Annual Meeting, virtually or represented by proxy, of the holders of a majority of the outstanding shares entitled to vote. A quorum of the holders of the outstanding shares must be present for the Annual Meeting to be held. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

How are votes, abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law.

When a broker, bank or other nominee holding shares on your behalf does not receive voting instructions from you, the broker, bank or other nominee may vote those shares only on matters deemed “routine” by the New York Stock Exchange. On non-routine matters, the broker, bank or other nominee cannot vote those shares unless they receive voting instructions from the beneficial owner. A “broker non-vote” means that a broker has not received voting instructions and either declines to exercise its discretionary authority to vote on routine matters or is barred from doing so because the matter is non-routine.

As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulation.

What vote is required to approve each item?

Election of Directors: Majority of Votes Cast

Under our Bylaws and Principles of Corporate Governance, Directors must be elected by a majority of the votes cast in uncontested elections, such as the election of Directors at the Annual Meeting. This means that a Director nominee will be elected to our Board of Directors if the votes cast “FOR” such Director nominee exceed the votes cast “AGAINST” him or her. In addition, an incumbent Director will be required to tender his or her resignation if a majority of the votes cast are not in his or her favor in an uncontested election of Directors. The Corporate Governance Committee would then be required to recommend to the Board of Directors whether to accept the incumbent Director’s resignation, and the Board will have 90 days from the date of the election to determine whether to accept such resignation.

Advisory Approval of Executive Compensation: Majority of Votes Cast

The approval, by advisory vote, of the Company’s executive compensation requires the affirmative vote of a majority of the shares present virtually or by proxy and entitled to vote at the 2023 Annual Meeting. This vote is advisory in nature and therefore not binding on UGI Corporation, the Board of Directors or the Compensation and Management Development Committee. However, our Board of Directors and the Compensation and Management Development Committee value the opinions of our shareholders and will consider the outcome of this vote in their future deliberations on the Company’s executive compensation programs.

Advisory Approval of the Frequency of Future Advisory Votes on Executive Compensation: Majority of Votes Cast

Shareholders may vote for “one year,” “two years,” or “three years,” or may abstain from voting, for the advisory vote on the frequency of future advisory votes on executive compensation. The option of one year, two years, or three years that receives a majority of all the votes cast by shareholders will be the frequency for the advisory vote on executive compensation selected by our shareholders. In the absence of a majority of votes cast in support of any one frequency, the option of one year, two years, or three years that receives the greatest number of votes will be considered the frequency selected by our shareholders. This vote is advisory in nature and therefore not binding on UGI Corporation or the Board of Directors. However, the Board of Directors will consider the outcome of this vote in its deliberations on the frequency of future advisory votes on the Company’s executive compensation programs.

Ratification of the selection of Ernst & Young LLP: Majority of Votes Cast

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2022 requires the affirmative vote of a majority of the votes cast at the meeting to be approved.

Who will count the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes cast by proxy or virtually at the Annual Meeting and act as inspectors of election.

Why is the Annual Meeting virtual and can I submit questions?

By hosting a virtual Annual Meeting, we are able to provide cost savings to both us and our shareholders, and to enable shareholder participation from any location around the world. The 2023 Annual Meeting will be conducted solely by remote communication through a virtual meeting format and in-person attendance will not be permitted. We have designed the virtual meeting format to ensure that our shareholders are afforded the same rights and opportunity to participate in the virtual Annual Meeting as they would at an in-person meeting.

Shareholders who wish to submit a question may do so by visiting www.proxyvote.com. You should have your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials available when accessing the website. Each shareholder will be limited to no more than one question. Questions relevant to the business of the Annual Meeting will be read aloud and answered during the Annual Meeting, subject to time constraints.

What are the deadlines for Shareholder proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action as follows:

•	Shareholders who wish to include a proposal in the Company’s proxy statement for the 2024 Annual Meeting must comply in all respects with the rules of the SEC relating to such inclusion, and must submit the proposals to the Vice President, General Counsel and Secretary at our principal office, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, no later than August 16, 2023.
•	If any shareholder wishes to present a proposal at the 2024 Annual Meeting that is not included in our proxy statement for that meeting, the proposal must be received by the Corporate Secretary at the above address by October 30, 2023. For proposals that are not received by October 30, 2023, the proxy holders will have discretionary authority to vote on the matter without including advice on the nature of the proposal or on how the proxy holders intend to vote on the proposal in our proxy statement.
•	Shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees under the universal proxy rules must provide notice to the Corporate Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than November 28, 2023.
•	All proposals and notifications should be addressed to the Vice President, General Counsel and Secretary at our principal office, 460 North Gulph Road, King of Prussia, Pennsylvania 19406.

How much did this proxy solicitation cost?

The Company has engaged Georgeson Inc. to solicit proxies for the Company for a fee of $9,000 plus reasonable expenses for additional services. We also reimburse banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain Directors, officers and regular employees of the Company and its subsidiaries may solicit proxies personally or by telephone without additional compensation.

Corporate Information

COMPANY HEADQUARTERS		INVESTOR RELATIONS
UGI Corporation 460 North Gulph Road King of Prussia, PA 19406 (610) 337-1000 www.ugicorp.com	Securities analysts, portfolio managers and other members of the professional investment community should direct inquiries about the Company to:
Director, Investor Relations
UGI Corporation
P.O. Box 858
Valley Forge, PA 19482
(610) 337-1000
INDEPENDENT AUDITORS		ANNUAL MEETING
Ernst & Young LLP		The Annual Meeting of Shareholders will be held virtually at 9:00 am Eastern on Friday, January 27, 2023. Interested parties may listen to the audio webcast at www.virtualshareholdermeeting.com/UGI2023
TRANSFER AGENT		NYSE SYMBOL
Shareholder communications regarding transfer of shares, book-entry shares, lost certificates, lost dividend checks or changes of address should be directed to:		UGI
By Mail:	By Overnight Delivery:
Computershare	Computershare
P.O. Box 43006	150 Royall St., Suite 101
Providence, RI 02940-3066	Canton, MA 02021
800-850-1774 (U.S. and Canada);	312-360-5100 (other countries)

Forward-Looking Statements

Information contained in this Proxy Statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements use forward-looking words such as “believe,” “plan,” “anticipate,” “continue,” “estimate,” “expect,” “may,” or other similar words and terms of similar meaning, although not all forward-looking statements contain such words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future. All forward-looking statements made in this Proxy Statement rely upon the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you against relying on any forward-looking statement as these statements are subject to risks and uncertainties that may cause actual results to vary from assumed facts or bases, and the differences between actual results and assumed facts or bases can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the following important factors that could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements: (1) weather conditions, including increasingly uncertain weather patterns due to climate change, resulting in reduced demand, the seasonal nature of our business, and disruptions in our operations and supply chain; (2) cost volatility and availability of energy products, including propane and other LPG, electricity, and natural gas, as well as the availability of LPG cylinders, and the capacity to transport product to our customers; (3) changes in domestic and foreign laws and regulations, including safety, health, tax, transportation, consumer protection, data privacy, accounting, and environmental matters, such as regulatory responses to climate change; (4) inability to timely recover costs through utility rate proceedings; (5) the impact of pending and future legal or regulatory proceedings, inquiries or investigations; (6) competitive pressures from the same and alternative energy sources; (7) failure to acquire new customers or retain current customers thereby reducing or limiting any increase in revenues; (8) liability for environmental claims; (9) increased customer conservation measures due to high energy prices and improvements in energy efficiency and technology resulting in reduced demand; (10) adverse labor relations and our ability to address existing or potential workforce shortages; (11) customer, counterparty, supplier, or vendor defaults; (12) liability for uninsured claims and for claims in excess of insurance coverage, including those for personal injury and property damage arising from explosions, acts of war, terrorism, natural disasters, pandemics, and other catastrophic events that may result from operating hazards and risks incidental to generating and distributing electricity and transporting, storing and distributing natural gas and LPG in all forms; (13) transmission or distribution system service interruptions; (14) political, regulatory and economic conditions in the United States, Europe and other foreign countries, including uncertainties related to the war between Russia and Ukraine, the European energy crisis, and foreign currency exchange rate fluctuations, particularly the euro; (15) credit and capital market conditions, including reduced access to capital markets and interest rate fluctuations; (16) changes in commodity market prices resulting in significantly higher cash collateral requirements; (17) impacts of our indebtedness and the restrictive covenants in our debt agreements; (18) reduced distributions from subsidiaries impacting the ability to pay dividends or service debt; (19) changes in Marcellus and Utica Shale gas production; (20) the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our businesses; (21) our ability to successfully integrate acquired businesses and achieve anticipated synergies; (22) the interruption, disruption, failure, malfunction, or breach of our information technology systems, and those of our third-party vendors or service providers, including due to cyber attack; (23) the inability to complete pending or future energy infrastructure projects; (24) our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future business transformation initiatives, including the impact of customer service disruptions resulting in potential customer loss due to the transformation activities; (25) our ability to attract, develop, retain and engage key employees; (26) uncertainties related to a global pandemic, including the duration and/or impact of the COVID-19 pandemic; (27) the impact of proposed or future tax legislation; (28) the impact of declines in the stock market or bond market, and a low interest rate environment, on our pension liability; (29) our ability to protect our intellectual property; and (30) our ability to overcome supply chain issues that may result in delays or shortages in, as well as increased costs of, equipment, materials or other resources that are critical to our business operations. You should read UGI Corporation’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more extensive list of factors that could affect our results.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. Any forward-looking statement speaks only as of the date on which such statement is made. We undertake no obligation (and expressly disclaim any obligation) to update publicly any forward-looking statement whether as a result of new information or future events except as required by the federal securities laws.

UGI CORPORATION

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 26, 2023 for shares held directly and by 11:59 p.m. Eastern Time on January 24, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/UGI2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 26, 2023 for shares held directly and by 11:59 p.m. Eastern Time on January 24, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D93029-P81610-Z83678 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UGI CORPORATION

The Board of Directors recommends you vote FOR Proposals 1, 2, 4 and 1 Year for Proposal 3:

1. Election of Directors

Nominees:

To be elected for terms expiring in 2024:	For	Against	Abstain
1a. Frank S. Hermance, Chair	☐	☐	☐
1b. M. Shawn Bort	☐	☐	☐
1c. Theodore A. Dosch	☐	☐	☐
1d. Alan N. Harris	☐	☐	☐
1e. Mario Longhi	☐	☐	☐
1f. William J. Marrazzo	☐	☐	☐
1g. Cindy J. Miller	☐	☐	☐
1h. Roger Perreault	☐	☐	☐
1i. Kelly A. Romano	☐	☐	☐
1j. James B. Stallings, Jr.	☐	☐	☐

	For	Against	Abstain
2. Advisory Vote on Executive Compensation	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	☐	☐	☐	☐

	For	Against	Abstain
4. Ratification of Independent Registered Public Accounting Firm for 2023	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D93030-P81610-Z83678

PROXY - UGI CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UGI CORPORATION

The undersigned hereby appoints Frank S. Hermance, M. Shawn Bort and Roger Perreault, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of UGI Corporation Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held Friday, January 27, 2023 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

For participants in the UGI Utilities, Inc. Savings Plan and the AmeriGas Propane, Inc. Savings Plan (together, the "Plans"), this Proxy Card will constitute voting instructions to the Trustee under the Plans, as indicated by me on the reverse side, but, if I make no indication as to a particular matter, then as recommended by the Board of Directors on such matter, and in their discretion upon such other matters as may properly come before the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 4, 1 YEAR FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)